UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Autoliv, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2010

DEAR STOCKHOLDER,

It is my pleasure to invite you to the 2010 Annual Meeting of Stockholders of Autoliv, Inc. to be held on Thursday, May 6, 2010, at The Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois, 60611-1428, USA commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at this year’s Annual Meeting is contained in the Notice of Meeting and Proxy Statement on the following pages.

It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided on the formal Notice of Meeting and Notice of Internet Availability of Proxy Materials previously sent to you. This way your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release covering voting results will be published after the meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2009, is being made available to stockholders simultaneously with this Proxy Statement.

Sincerely,

Lars Westerberg
Chairman of the Board of Directors

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2010

TO THE STOCKHOLDERS OF AUTOLIV, INC.

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Autoliv, Inc. (“Autoliv” or “the Company”) will be held on Thursday, May 6, 2010, commencing at 9:00 a.m. local time at The Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois, 60611-1428, USA, to consider and vote upon:

1.	Re-election of four directors to the Board of Directors of Autoliv for a term of office expiring on the date of the Annual Meeting of Stockholders in 2013 (see page 4 of the accompanying Proxy Statement).

2.	Ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2010 (see page 66 of the accompanying Proxy Statement).

3.	Any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 9, 2010 as the record date for the Annual Meeting. All stockholders of record at the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation thereof.

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the Annual Meeting having evidence of ownership, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company’s By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors

Lars Sjöbring Vice President for Legal Affairs, General Counsel and Secretary

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) made this Proxy Statement and the Company’s Annual Report for the year ended December 31, 2009, available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held on Thursday, May 6, 2010, commencing at 9:00 a.m. local time at The Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois, 60611-1428, USA, and at any adjournment thereof (the “2010 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 23, 2010, the approximate date on which this Proxy Statement and Proxy Card are first being made available on the Internet to stockholders entitled to vote at the Annual Meeting. The Annual Report for the fiscal year ended December 31, 2009 was first made available on February 19, 2010.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 9, 2010 (the “Record Date”). Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on the Record Date, 85,282,572 shares of our common stock were outstanding and entitled to vote. A majority of the shares of our common stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent previously to you. If you requested printed copies of the proxy materials by mail, or have printed a proxy card, you may also vote by completing and mailing a printed proxy card. You may also vote in person at the Annual Meeting.

If you are a beneficial owner of shares held in a “street name,” please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of our common stock as of the Record Date.

Voting of Shares

The shares represented by all properly executed and unrevoked proxies received in proper form in time for the Annual Meeting will be voted. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board to elect the director nominees listed in “Election of Directors” and for the ratification of the appointment of Ernst & Young AB as the Company’s independent auditors. If any other matter is presented, your proxy will vote in accordance with his best judgment, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange. As of the date of this Proxy Statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this Proxy Statement. Any proxy given may be revoked at any time before it is voted at the Annual Meeting.

Holders of Autoliv’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock underlying the SDRs at the 2010 Annual Meeting as if they held the common stock of the Company directly. However, under the General Terms and Conditions of the SDRs in Autoliv, Inc., if holders of SDRs do not attend and represent their shares at the Annual Meeting, or give instructions as to the exercise of their voting rights to the custodian, Skandinaviska Enskilda Banken AB (publ) (“SEB”), they are deemed to have instructed SEB to give a proxy to a person designated by the Company to vote their shares in the same proportion as all other shares in the Company that are being voted at the meeting. However, no such instruction from the holders of SDRs to SEB shall be deemed given to any merger, consolidation or any other matter which may affect substantially the rights or privileges of the holders of SDRs or with respect to any matter where giving such instructions and/or discretionary proxy would not be legally permitted.

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers do not have discretionary authority to vote on Item 1. Brokers generally have discretionary authority to vote on Item 2.

Item 1:	Directors will be elected by a plurality of the votes of the shares present at the meeting in person or by proxy and entitled to vote thereon. Votes withheld as to one or more nominees will not be counted as votes cast for such individuals but will be counted for the purposes of establishing a quorum.

Item 2:	The ratification of the selection of Ernst & Young AB requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification but will be counted for the purposes of establishing a quorum.

Any other proposal brought before the Annual Meeting will be decided by a majority of votes represented at the meeting and entitled to vote on the matter. Consequently, abstentions will have the same effect as votes against the matter, and broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Principal Executive Offices

The principal executive offices of the Company are located at World Trade Center, Klarabergsviadukten 70, Section E, VI, SE-111 64 Stockholm, Sweden. The Company’s telephone number is +46 8 587 20 600.

Solicitation of Proxies

The Company will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of the Company’s common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail.

In addition, the Company has retained Georgeson Inc. to assist in the solicitation for a fee of $13,000 plus expenses and Euroclear Sweden AB for a fee of SEK 145,000, or approximately $21,300, plus expenses.

ITEM 1

ELECTION OF DIRECTORS

The Company’s By-Laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board presently consists of 11 members, divided into three classes (two classes of four members and one class of three members), serving staggered three-year terms. Directors in each class are elected on a rotating basis at the annual meeting of stockholders at which the term for such class expires.

Listed below as nominees for re-election at the 2010 Annual Meeting are Mr. Robert W. Alspaugh, Dr. Walter Kunerth, Mr. Lars Nyberg, and Mr. Lars Westerberg, whose present terms will expire at that time. If re-elected at the Annual Meeting, each would serve until the 2013 annual meeting of stockholders and until his successor is elected and qualified, or until his earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if re-elected, and the Board has no reason to believe that any nominee will be unable to serve.

Below is a summary presentation of each director nominated for re-election or continuing in office until the 2011 or 2012 Annual General Meeting of Stockholders, respectively, including their education and professional experience. Based on the individual education, attributes, skills, and the contributions of each director described below, the Board and the Nominating and Corporate Governance Committee have determined that each director is well qualified to serve as a director. As a collective, our Board has a broad set of competencies and experiences making it well suited to further the interests of the Company, its stockholders and other stakeholders.

Nominees for Directors at the 2010 Annual Meeting

Robert W. Alspaugh, age 63, has been a director of Autoliv since June 2006. Prior to becoming a director of Autoliv, Mr. Alspaugh had a 36-year career with KPMG, including serving as the senior auditor for a diverse array of companies across a broad range of industries. He has worked with global companies both in Europe and Japan, as well as with those headquartered in the United States. Between 2002 and 2005, when he served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of this global organization, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice. Mr. Alspaugh also serves on the board of directors of DSGI Technologies, Inc., a private company, and Ball Corporation and Verifone Holdings, Inc., both public companies. He graduated summa cum laude from Baylor University, Texas in 1970.

The Board of Directors believes Mr. Alspaugh’s years of experience, technical skills and record of achievement working within the global business community are reasons that support his nomination to be a member of Autoliv’s Board of Directors.

Walter Kunerth, age 69, has been a director of Autoliv since August 1998. Dr. Kunerth is also a member of the Supervisory Board of Gildemeister AG and Chairman of the Supervisory Boards of Götz AG and Paragon AG. For more than 20 years, Dr. Kunerth held various senior executive positions at Siemens AG in Germany, including as a member of Siemens’ Corporate Executive Board (1993-97), President of Siemens’ Automotive Systems Group (1988-93) and head of Siemens’ Automotive Electronics Division. He holds a doctorate degree in Engineering from the University of Stuttgart and has been named Honorary Professor by the university.

The Board of Directors believes that Dr. Kunerth’s years of experience, academic achievements and automotive industry experience are accomplishments that support his nomination to be a member of Autoliv’s Board of Directors.

Lars Nyberg, age 58, has been a director of Autoliv since October 2004. Mr. Nyberg is President and Chief Executive Officer of TeliaSonera, the leading Nordic and Baltic telecommunications company listed on the OMX Nordic Exchange, and Chairman of DataCard Corporation, a company dealing in secure ID and card personalization. Mr. Nyberg served as the Chairman and Chief Executive Officer of NCR Corporation from 1995 to 2003, and as non-executive Chairman of NCR Corporation, a company listed on the New York Stock Exchange, between 2003 and 2005. He is a graduate in Business Administration from the University of Stockholm.

The Board of Directors believes that Mr. Nyberg’s executive experience and record of achievement working within the global business community are competencies that support his nomination to be a member of Autoliv’s Board of Directors.

Lars Westerberg, age 61, has been a director of Autoliv since February 1999 and was President and Chief Executive Officer of Autoliv between February 1999 and April 2007. When Mr. Westerberg retired as President and Chief Executive Officer, he was appointed Chairman of Autoliv. Prior to assuming his positions with Autoliv, he had since 1994 been the President and Chief Executive Officer of Granges AB, a Swedish-based aluminum and plastics company. From 1991 to 1994, he held the same positions at the publicly-traded welding company Esab AB. He started his employment at Esab in 1984 and held several executive positions, including President of Esab’s North American subsidiary. He is the Chairman of the Boards of Directors of Husqvarna AB, a Swedish outdoor products manufacturer, and Vattenfall, Europe’s fifth largest electricity producer, which is wholly owned by the Swedish state. Mr. Westerberg is a director of SSAB, a Swedish steel company; and AB Volvo, the Swedish transportation manufacturer. Husqvarna AB, SSAB, and AB Volvo are listed on the OMX Nordic Exchange. Mr. Westerberg holds a Master of Science degree in Electrical Engineering from the Royal Institute of Technology (KTH) and is a graduate in Business Administration from the University of Stockholm.

The Board of Directors believes that Mr. Westerberg’s extensive executive experience and record of achievement working for Autoliv, in particular, and within the global business community are qualifications that support his nomination to be a member of Autoliv’s Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOUR NAMED NOMINEES FOR DIRECTORS

Directors Continuing in Office With Terms Expiring at the 2011 Annual Meeting

Jan Carlson, age 49, was appointed a director of Autoliv on May 2, 2007 after becoming President and Chief Executive Officer of Autoliv on April 1, 2007. Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President for Engineering of Autoliv and a member of the Company’s Executive Committee. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physical Engineering from the University of Linköping, Sweden.

The Board of Directors believes that Mr. Carlson’s years of experience with Autoliv, including his current role as President and Chief Executive Office, his past assignments with Autoliv, his automotive industry experience and his academic credentials are attributes that support his nomination to be a member of Autoliv’s Board of Directors.

Sune Carlsson, age 68, has been a director of Autoliv since June 2003. Mr. Carlsson previously served as the President, Chief Executive Officer and director of AB SKF, a listed Swedish-based supplier of products, customer solutions and services in the rolling bearing, seals and related businesses. Prior to that, Mr. Carlsson held several executive positions in Asea and its successor ABB in Switzerland. Mr. Carlsson is Chairman of the Board of Atlas Copco AB, a Swedish-based industrial company. Mr. Carlsson also serves on the board of Investor AB, Sweden’s largest industrial holding company, and the board of Stena AB, a Swedish company involved in shipping and ferry operations, property, finance and off-shore drilling. Atlas Copco AB and Investor AB are listed on the OMX Nordic Exchange. Mr. Carlsson holds a Master of Engineering Degree from the Chalmers University of Technology in Gothenburg, Sweden.

The Board of Directors believes that Mr. Carlsson’s years of experience, breadth of business knowledge, technical skills and record of achievement working within the global business community qualify him to be a member of Autoliv’s Board of Directors.

S. Jay Stewart, age 71, has been a director of Autoliv since May 1997 and served as the Chairman of the Board from April 2001 until May 2007. Mr. Stewart serves as Lead Director at meetings of the independent directors of the Board. He was Chairman and Chief Executive Officer of Morton International, Inc. from 1994 through 1999 and was a director of Morton between 1989 and 1999. Mr. Stewart was President and Chief Operating Officer of Morton International, Inc. from 1989 through March 1994. He is a director of KapStone Paper and Packaging Corp., and has served as a director for HSBC North America Holdings, Household International. Mr. Stewart holds a Bachelor of Science degree in Chemical Engineering from the University of Cincinnati and an M.B.A. from West Virginia University.

The Board of Directors believes that Mr. Stewart’s experience as a Chief Executive Officer and Chairman of the Board of a public company, service as a director for eleven public and private companies over a period of years, experience in various industry sectors throughout his career, including the chemical and automotive industries, and record of achievement working within the global business community qualify him to be a member of Autoliv’s Board of Directors.

Directors Continuing in Office With Terms Expiring at the 2012 Annual Meeting

George A. Lorch, age 68, has been a director of Autoliv since June 2003. Mr. Lorch has been Chairman Emeritus of Armstrong Holdings, Inc., a global company that manufactures flooring and ceiling materials, since 2000. From May 2000 to August 2000, he was Chairman and Chief Executive Officer of Armstrong Holdings, Inc. He was Chairman of Armstrong World Industries, Inc. from 1994 to 2000, its President and Chief Executive from 1993 to 2000 and a director from 1988 to 2000. Mr. Lorch serves on the Boards of Directors of Pfizer, Inc., Williams Companies, Inc., HSBC North America Holding Company and HSBC Finance Co., the non-public, wholly owned subsidiaries of HSBC LLP, and Masonite, a privately held company. Mr. Lorch holds a Bachelor of Science degree in business administration from the Virginia Polytechnic Institute.

The Board of Directors believes that Mr. Lorch’s breadth of executive and global business experience over many years in operations, sales and marketing and his service as a director of nine different companies are complimentary to the current Board of Directors insuring that a well balanced executive perspective is provided by the Board, and accordingly, support his nomination to the board.

James M. Ringler, age 64, has been a director of Autoliv since January 2002. He was, prior to his retirement, Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer prior to becoming the Chief Executive Officer in 1996. He serves on the Boards of Directors of Dow Chemical Company, FMC Technologies, Inc., Corn Products International, John Bean Technologies and he is the Chairman of the Board of Teradata Corporation. Mr. Ringler holds a Bachelor of Science degree in business administration and an M.B.A. degree in finance from the State University of New York.

The Board believes that Mr. Ringler’s achievements as an executive of Premark International and Illinois Tool Works and his extensive service on the board of directors of public companies in a wide variety of industries support the nomination of Mr. Ringler as a director of the Company.

Kazuhiko Sakamoto, age 64, was appointed a director of Autoliv in August 2007. Mr. Sakamoto is President of Marubeni Construction Material Lease Co. Ltd., a company affiliated with Marubeni Corporation, one of Japan’s leading general trading houses, operating import, export, offshore trading and investment activities in various business fields. Mr. Sakamoto also serves the Marubeni Corporation as a corporate advisor. He was Senior Executive Vice President of Marubeni Corp. from 2006 through 2008. During his nearly 40-year career with Marubeni, Mr. Sakamoto has held several key positions such as President and Chief Executive Officer of Marubeni America Cooperation. He graduated from the Keio University in 1968 and attended the Harvard University Research Institute for International Affairs in 1991-92.

The Board believes that Mr. Sakamoto’s extensive experience in both Asia and North America are experiences that support the nomination of Mr. Sakamoto for service as a director of the Company.

Wolfgang Ziebart, age 60, has been a director of Autoliv since December 2008, and on February 17, 2009, Dr. Ziebart was appointed by the Board to the Audit Committee. He also serves as the Chairman and Managing Director of Artega Automobil GmbH and CoKG. Dr. Ziebart had a distinguished career within BMW beginning in 1997 which took him to the Board of Management, where he was responsible for R&D and Purchasing. In 2000, he became a Member of the Management Board of Continental AG, a major automotive supplier listed on the Frankfurt Stock Exchange. Between 2004 and 2008, he was President and CEO of Infineon Technologies AG, a global semiconductor and system solutions provider listed on the Frankfurt Stock Exchange. Dr. Ziebart holds a doctorate degree in mechanical engineering from the Technical University of Munich.

The Board believes that Dr. Ziebart’s extensive education as well as his many years of experience in the automotive industry and other industries support his nomination to the board of Autoliv, Inc.

CORPORATE GOVERNANCE

Board Independence

The Board currently consists of eleven members, nine of whom are independent directors under the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Board has determined that Messrs. Alspaugh, S. Carlsson, Kunerth, Lorch, Nyberg, Ringler, Sakamoto, Stewart and Ziebart qualify as independent directors under the above standards.1 In making its independence determinations, the Board reviewed information regarding transactions and relationships provided by the director, Company records and publicly available information. None of the independent directors have a relationship with the Company other than as a director and/or a stockholder.

Board Leadership Structure and Risk Oversight

The Company has a long history of separating the positions of Chief Executive Officer and the Chairman of the Board. The Company believes a separate CEO and Chairman is an important part of its overall commitment to the highest standards of corporate governance and believes that it allows the Board to effectively develop and oversee its business strategy and monitor risk. The separate positions also allow the Board to freely perform its management oversight function. Additionally, the Board has an independent Lead Director as the current Chairman is not an independent director. The Company believes that there may be times when the Board will need to meet in executive sessions of independent directors to discuss certain issues. As the Lead Director, Mr. Stewart chairs the executive sessions of the independent directors.

The Board is responsible for the oversight of risk management of the Company. In each of its meetings, the Board receives reports from management, including the CEO and CFO, regarding the main strategic, operational and financial risks the Company is facing and the steps that management is taking to address and mitigate such risks. Additionally, the Audit Committee discusses policy with regard to risk oversight and risk management as part of its obligations under the NYSE’s listing standards.

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Compensation

[1]

Mr. Westerberg served as the Chief Executive Officer of the Company until April 1, 2007. Under the relevant rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC, a director of a company for which such director served as the Chief Executive Officer at any time during the prior three years cannot be an “independent director”. Mr. Westerberg is not eligible to be considered “independent” until April 2, 2010. Following this date, the Board may examine all of the relevant facts and circumstances under the related rules and regulations to determine whether Mr. Westerberg qualifies as an independent director.

Committee believes that the current compensation system does not promote excessive risk as performance objectives and target levels for incentive awards are based on overall Company performance, which mitigates the incentive to take excessive short-term risks to meet performance goals that impact compensation.

Board Meetings

The Board met nine times during the year ended December 31, 2009. All directors participated in more than 75 percent of the total number of meetings of the Board and committees on which they served.

Following the meetings of the full Board, the non-management directors met without management directors (i.e., without Mr. J. Carlson) participating, for a total of five times in 2009. Mr. Westerberg chairs the executive sessions of the non-management directors. In addition, the independent directors meet in executive sessions following each Board meeting with only the independent directors participating. As the Lead Director, Mr. Stewart chairs the executive sessions of the independent directors.

Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities.

The Board has further adopted a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board. Since 1998, the Company has also had a Code of Conduct and Ethics that applies to all employees of the Company and the Company has had a Code of Conduct and Ethics for Senior Officers (the Code of Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Code of Conduct and Ethics that applies to all Company employees are collectively referred to as the “Codes”).

The Company has adopted a written policy regarding related person transactions (the “Related Persons Policy”), which is incorporated in the Codes of Conduct and Ethics for Directors and for Senior Officers.

The Corporate Governance Guidelines, the Codes and the Related Persons Policy are posted on the Company’s website at www.autoliv.com — Who We Are — Governance and can also be obtained in print by request from the Company using the contact details below.

Policy on Attending the Annual Meeting

Under the Corporate Governance Guidelines, the Company’s policy is for directors to attend the Annual Meeting of Stockholders. All current directors participated in the 2009 Annual Meeting of Stockholders.

Related Person Transactions

The Company recognizes that related person transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interest of the Company and its stockholders. Accordingly, as a general matter, the Company prefers to avoid related person transactions. The Company recognizes, however, that certain situations may arise whereby related person transactions may not be deemed inconsistent with the best interest of the Company or its stockholders.

The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee. For the purposes of the Related Persons Policy, a Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined in the Related Persons Policy) had, has or will have a direct or indirect interest. During 2009, no transactions took place that the Company deemed to require disclosure under Section 404(a) of Regulation S-K.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board, the independent directors, or the non-management directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors/Non-Management Directors

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20600

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board, the independent directors or the non-management directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party to the Board or to sessions of independent directors or non-management directors as a group, after it has been determined that the content represents a message to the intended recipient(s).

Committees of the Board

There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has determined that all Audit, Compensation and Nominating and Corporate Governance committee members qualify as independent directors under the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Audit Committee appoints, in its sole discretion, but subject to stockholder ratification, the Company’s independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The Audit Committee also reviews the annual audit and its scope, including the independent auditors’ letter of comments and management’s responses thereto; approves any non-audit services provided to the Company by its independent auditors; reviews possible violations of the Company’s business ethics and conflicts of interest policies; reviews any major accounting changes made or contemplated; and reviews the effectiveness and efficiency of the Company’s internal audit staff. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors’ examinations. The Audit Committee is also responsible for the review and approval of Related Person Transactions. Members of this committee are Messrs. Alspaugh (Chairman), Carlsson, Nyberg and Ziebart. The Audit Committee met seven times in 2009.

The Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for both advising the Board with respect to the terms of contracts to be entered into with the senior executives of the Company and approving such contracts. The committee also administers the Company’s cash and stock incentive plans and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included herein. Members of this committee are Messrs. Ringler (Chairman), Lorch, Nyberg, and Ziebart. The Compensation Committee met three times in 2009.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association. Members of this committee are Messrs. Stewart (Chairman), Alspaugh, Kunerth and Sakamoto. The Nominating and Corporate Governance Committee met three times in 2009.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee acts pursuant to a written charter first adopted and approved by the Board in 2000 and subsequently amended, most recently in February 2008. The committee’s current charter is posted on the Company’s website, www.autoliv.com — Who

We Are — Governance, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations as promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Messrs. Alspaugh and Nyberg have been determined by the Board to qualify as “audit committee financial experts” as defined by the SEC.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2009 Annual Report on Form 10-K with the Company’s management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements. The Audit Committee reviews and oversees the independence of the independent auditors. The Audit Committee concluded that the independent auditors’ provision of non-audit services to the Company is compatible with the independent auditors’ independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:

The Audit Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Robert W. Alspaugh, Chairman

Sune Carlsson

Lars Nyberg

Dr. Wolfgang Ziebart

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees, and is responsible for the development of the Company’s Corporate Governance Guidelines and the oversight of the evaluation of the Board, its committees, and members of the Company’s management.

The Nominating and Corporate Governance Committee acts pursuant to a written charter first adopted and approved by the Board in 2002 and subsequently amended in December 2003. A copy of the Charter is available on the Company’s website at www.autoliv.com — Who We Are — Governance and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Committee has also considered and recommended that Messrs. Alspaugh, Kunerth, Nyberg, and Westerberg be nominated for re-election by the stockholders at the Annual Meeting. Each director nominated for re-election, with the exception of Mr. Westerberg, is “independent” as defined in the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided that such nomination is submitted to the committee within the period set forth in Article II, Section 6 of the By-Laws of the Company. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. Qualifications of director candidates that are considered by the Nominating and Corporate Governance Committee include an attained position of leadership in the candidate’s area of expertise, business and financial experience relevant to the Company, possession of demonstrated sound business judgment, expertise relevant to the Company’s lines of business, independence from management, the ability to serve on standing committees and the ability to serve the interests of all stockholders. The Nominating and Corporate Governance Committee routinely considers board candidates with a broad range of educational and professional experience from a variety of countries. While the Board has no separate formal policy, the Company’s By-laws provide that to the extent practicable, one-half of the directors shall be citizens of the United States and one-half of the directors shall be nationals of Sweden or member states of the European Union. The Company has approximately 80 facilities with 30,200 employees in 30 countries. As such, the Nominating and Corporate Governance Committee, the Board and the Company place a high priority on diversity, placing a particular emphasis on individuals with a wide variety of management, operating, engineering and finance experience and skills as well as individuals from the Company’s different operating regions. The current Board consists of directors from multiple countries including the United States, Sweden, Japan, and Germany and directors with a wide range of management, operating, finance, and engineering skills. The Nominating and Corporate Governance Committee continues to look for opportunity to progress its diversity initiatives further.

The Nominating and Corporate Governance Committee identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board – for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or distinguished government or military service. The Nominating and Corporate Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered and serve on the Board, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of the qualifications of any other candidates the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder.

The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communication after it has been determined that the content represents a message to the committee.

S. Jay Stewart, Chairman

Robert W. Alspaugh

Dr. Walter Kunerth

Kazuhiko Sakamoto

Compensation Committee Duties, Procedures and Policies

The Compensation Committee acts pursuant to a written charter first adopted and approved by the Board in 2002, and subsequently amended and adopted in December 2006. The Charter is posted on the Company’s website at www.autoliv.com — Who We Are — Governance, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Compensation Committee is responsible for an annual review of the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; to evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and together with the other independent directors, determine and approve the Chief Executive Officer’s compensation level based on this evaluation; to evaluate annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and set the compensation of such other executive officers based on this evaluation; to evaluate annually the appropriate level of compensation for Board and committee service by non-employee directors; to review and approve any severance or termination arrangements to be made with any executive officer of the Company; to review perquisites or other personal benefits to the Company’s executive officers and directors and recommend any changes to the Board; to review and discuss with management the Company’s Compensation Discussion and Analysis, included on page 23 of this Proxy Statement, and based on that review and discussion, to recommend to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; to prepare the Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; and to review the description of the Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement.

The Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. Under the Autoliv, Inc. Amended and Restated 1997 Stock Incentive Plan, the Compensation Committee may, to the extent that any such action will not prevent the Amended and Restated 1997 Stock Incentive Plan from complying with rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate.

The Vice President for Human Resources of the Company generally acts as Secretary of the Compensation Committee. The Compensation Committee can be contacted as follows:

The Compensation Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Company’s Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the Compensation Committee of such entity or served as a director of the Company.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2010 Annual Meeting Proxy Statement and incorporated by reference into the Company’s 2009 Annual Report on Form 10-K.

James M. Ringler, Chairman

George A. Lorch

Lars Nyberg

Dr. Wolfgang Ziebart

[1]

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Forward-Looking Statements

This Proxy Statement contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are those that address activities, events or developments that the Company or its management believes or anticipates may occur in the future, including statements relating to industry trends, business opportunities, sales contracts, sales backlog, and on-going commercial arrangements and discussions, as well as any statements about future operating performance or financial results. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “might,” “will,” “should,” or the negative of these terms and other comparable terminology, although not all forward-looking statements are so identified.

All such forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions, data available from third parties and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct, as these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in general industry and market conditions, increased competition, higher raw material costs, fuel and energy costs, changes in consumer preferences for end products, customer losses and changes in regulatory conditions, customer bankruptcies, consolidations or restructuring, divestiture of customer brands, the economic outlook for the Company’s markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, market acceptance of our new products, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments or joint venture arrangements, pricing negotiations with customers, increased costs, supply issues, product liability, warranty and recall claims and other litigation, possible adverse results of pending or future litigation or infringement claims, tax assessments by governmental authorities, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well, the risks identified in Item 1A “Risk Factors” in our Form 10-K for the fiscal year ended December 31, 2009. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information or future events.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and we assume no obligation to update any such statements.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Jan Carlson, Director, President and Chief Executive Officer, can be found on page 6):

Corporate Executive Management

Steven Fredin, age 48, Vice President Engineering, appointed September 1, 2006. Mr. Fredin has worked for Autoliv since 1988 and has been a key technical leader in virtually all of Autoliv’s product areas. Prior to assuming his current position, he was Director Global System Development of the Company and Vice President of Seatbelt Development for Autoliv North America. Mr. Fredin holds a Bachelor of Science degree in Mechanical Engineering from the Michigan Technological University.

Halvar Jonzon, age 59, Vice President Purchasing, appointed January 1, 2002. Prior to joining Autoliv, Mr. Jonzon held various positions since 1974 in Electrolux, the Swedish white goods company, including General Manager of Electrolux International (1983-86), Senior Vice President, Purchasing for the White Goods Division (1986-91), Senior Vice President and General Manager for Nordic Markets (1991-96) and for the European Logistics Division (1996-99), as well as Senior Vice President and Chief of Staff of Electrolux Home Products Europe S. A. in Brussels (1999-02). He holds an M.B.A. from Stockholm School of Economics and an Executive Education Diploma from Columbia Business School in New York City.

Svante Mogefors, age 55, Vice President Quality and Manufacturing, appointed to the former position on April 1, 2005, after having been Director Corporate Quality of Autoliv AB since 2003. On March 7, 2009, Mr. Mogefors was also appointed Vice President Manufacturing. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several functions and positions within Autoliv, including the areas of product development, process implementations and quality control. Between 1990 and 1996, Mr. Mogefors was for a period President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers Institute of Technology in Gothenburg.

Mats Ödman, age 59, Vice President Corporate Communications, appointed May 1, 1997, after having been Director of Investor Relations of Autoliv AB since 1994. Before that Mr. Ödman had the same position in Fermenta AB and Gambro AB. Prior to that Mr. Ödman was Investor Relations Manager in New York for Pharmacia AB.

Jan Olsson, age 55, Vice President Research, appointed April 1, 2005. Mr. Olsson was Vice President Engineering from 1997 to 2005, President of Autoliv Sverige AB from 1994 to 1997 and Manager of Engineering of Autoliv Sverige AB from 1989 until August 1994. Mr. Olsson holds a Master of Science degree from the Chalmers Institute of Technology in Gothenburg.

Hans-Göran Patring, age 60, Vice President Human Resources, appointed on April 26, 2001. Prior to assuming the position of Vice President Human Resources on January 1, 2002, he was Deputy Vice President, Human Resources from September 3, 2001, and from 1999 Group Vice President of Human Resources of the Global Automation Division at ABB in Zurich, Switzerland. Previously, he was Vice President of Human Resources for ABB’s Global Robotics Business based in the United Kingdom for three years.1

Lars Sjöbring, age 42, Vice President Legal Affairs, General Counsel and Secretary, appointed September 3, 2007. Prior to joining Autoliv, Mr. Sjöbring held various positions with Telia AB; Skadden Arps, Slate, Meagher and Flom LLP; and Nokia Corp (most recently as Director Legal, M&A). Mr. Sjöbring holds Master of Law degrees from the University of Lund, Sweden; Amsterdam School of International Relations (ASIR), the Netherlands; and Fordham University School of Law, New York City, New York. Mr. Sjöbring is admitted to practice in the State of New York.

Mats Wallin, age 45, Vice President and Chief Financial Officer, appointed July 9, 2009 after having been Corporate Controller of Autoliv, Inc, and succeeding Ms. Marika Fredriksson who left the Company on July 31, 2009. Mr. Wallin was also acting CFO of the Company for four months during 2008. Mr. Wallin joined Autoliv in 2002, and oversaw the initial implementation of compliance procedures relating to the Sarbanes-Oxley Act (SOX). Between 1985 and 2002 Mr. Wallin held various positions in ABB, a global leader in power and automation technologies. He holds a Bachelor of Science in Business Administration and Economics from the Uppsala University, Sweden.

Regional Executive Management

In addition to our executive officers, some operational matters are coordinated among members of the corporate executive management and our regional presidents: Günter Brenner (Europe); Gunnar Dahlén (Asia) and Michael Ward (Americas). Set forth below is information regarding these regional heads:

Günter Brenner, age 46, President of Autoliv Europe Region, started with Autoliv in January 2009. Before joining Autoliv, Mr. Brenner pursued a successful career within TRW, a competitor of the Company, starting in 1990 as a Manufacturing Engineer for Seatbelts and Airbags in Alfdorf, Germany. In 1997, he was promoted Head of Engineering of European Seatbelt Manufacturing and, in 1998, General Manager for TRW’s Seatbelt plant in Bergheim, Austria. In 2002, he was promoted to Vice President Operations and Lead Executive with responsibility for TRW’s pan-European Occupant Safety Business. Prior to leaving TRW, he was Vice President & General Manager, Global Occupant Safety Systems of TRW, overseeing a global turnover of $4.7 billion with 27,000 employees in 15 countries. Mr. Brenner holds a Bachelor’s Degree in Industrial Engineering.

[1]

As was announced by the Company on January 26, 2009, Hans-Göran Patring, Vice President Human Resources, will retire in the first half of 2010. It is anticipated that his successor, Mats Adamson, will assume his new position in the second quarter of this year.

Gunnar Dahlén, age 63, President of Autoliv Asia Region, was appointed to his current position in 2008. He was previously appointed President of Autoliv Asia Pacific Region in 1996. He joined Autoliv in 1989 as Managing Director of Autoliv Australia/New Zealand & South East Asia. Prior to joining Autoliv Mr. Dahlén held positions with Nobel Plast in Sweden as General Manager (1985-1989); Volvo Car as Manufacturing Manager at the Sweden Engine Plant (1978-1985); PRV as Technical Manager in France (1975-1978); and Volvo Car as Production Engineering Manager at the Sweden Engine Plant (1971-1975). Mr. Dahlén is a graduate of Chalmers University of Technology with a Master of Science degree in Mechanical Engineering.

Michael Ward, age 53, President of Autoliv Americas Region, was appointed to his current position January 1, 2009. He was previously appointed President of Autoliv North America Region in 2004. He joined Autoliv in 1985 as a Design Engineer. Since joining Autoliv he has held a variety of progressively more responsible positions including Project Manager (1986), Advanced Development Manager (1988), Program Manager (1990), Plant Manager (1995), Vice President of Engineering (1997), Vice President of Manufacturing (1998). Prior to joining Autoliv he had assignments with Chrysler Corporation in development engineering and Schlumberger as a field engineer. He holds bachelor and master degrees in Mechanical Engineering from Michigan State University and Louisiana State University respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2009 for each person known by us to beneficially own more than 5% of our common stock, except where otherwise noted, and as of February 19, 2010 by: (i) each director and nominee; (ii) our named executive officers (as defined on page 23 below); and (iii) all of our directors and nominees, named executive officers and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
BlackRock, Inc.(3)
40 East 52nd Street
New York, NY 10022	5,971,321	7.0%
Alecta pensionsförsäkring, ömsesidigt(4)
Regeringsgatan 107, SE-103 73
Stockholm, Sweden	5,330,000	6.3%
FMR LLC(5)
82 Devonshire St.
Boston, MA 02109	4,588,758	5.4%

	Common Stock Beneficially Owned(1)(2)
Name of Beneficial Owner	Number of Shares	Percent of Total
Directors and Named Executive Officers
Robert W. Alspaugh	3,100	*
Günter Brenner	16,000	*
Jan Carlson	131,184	*
Sune Carlsson	5,303	*
Marika Fredriksson	0	*
Halvar Jonzon	70,544	*
Walter Kunerth	0	*
George A. Lorch	303	*
Lars Nyberg	0	*
Hans-Göran Patring	46,500	*
James M. Ringler	964	*
Kazuhiko Sakamoto	0	*
S. Jay Stewart(6)	78,459	*
Mats Wallin	8,150	*
Lars Westerberg(7)	92,000	*
Wolfgang Ziebart	0	*
All directors and named executive officers as a group (16 individuals)(8)	452,507	*

*	Less than 1%.

(1)	Based on 85,174,847 shares of the Company’s common stock outstanding as of February 19, 2010. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)	Includes shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days: Günter Brenner 16,000 shares, Jan Carlson 115,750 shares, Halvar Jonzon 62,710 shares, Hans-Göran Patring 44,500 shares and Mats Wallin 7,525 shares.

(3)	The amounts shown and the following information were provided by BlackRock, Inc. pursuant to a Schedule 13G filed with the SEC on January 29, 2010, indicating beneficial ownership as of December 31, 2009. BlackRock, Inc. reported sole power to vote and dispose of all such shares.

(4)	The amounts shown and the following information were provided by Alecta pensionsförsäkring, ömsesidigt pursuant to a Schedule 13G filed with the SEC on February 19, 2010, indicating beneficial ownership as of February 12, 2010. Alecta pensionsförsäkring, ömsesidigt reported sole power to vote and dispose of all such shares.

(5)	The amounts shown and the following information were provided by FMR LLC pursuant to a Schedule 13G filed with the SEC on February 16, 2010, indicating beneficial ownership as of December 31, 2009. FMR LLC reported sole power to vote 1,860,649 shares and sole power to dispose of 4,588,758 shares.

(6)	Mr. Stewart indirectly owns these shares, which are held in a trust with Mr. Stewart as the sole trustee.

(7)	Mr. Westerberg indirectly owns 5,000 shares, which are held by a company controlled by Mr. Westerberg.

(8)	Includes 246,485 shares issuable upon exercise of options exercisable within 60 days as of February 19, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s executive officers who served as a “named executive officer” (as explained below) during the last completed fiscal year.

It further discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these decisions and policies. Finally, it provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and places the data presented in perspective through the tables and narratives that follow.

Below, we will discuss our “named executive officers.” In accordance with the relevant rules and regulations promulgated by the SEC, this refers to our Chief Executive Officer (“CEO”), our current Chief Financial Officer (“CFO”), our former CFO, and our three other executive officers who had the highest total compensation during 2009:

—	Jan Carlson, our President and CEO

—	Mats Wallin, our CFO

—	Halvar Jonzon, our Vice President Purchasing

—	Hans-Göran Patring, our Vice President Human Resources[1]

—	Günter Brenner, our Vice President Europe

—	Marika Fredriksson, our former CFO[2]

Compensation Practices Background

Although the Company’s common stock is listed on the New York Stock Exchange, our headquarters are located in Sweden. As a result, the Company has developed a compensation philosophy which integrates elements of Swedish and international compensation practices. Thus, the Company’s compensation practices reflect a compromise between the Swedish practice of lower total compensation but a higher base salary, and the U.S. practice of higher total compensation with a relatively larger at-risk portion. The Company has also developed a practice of structuring and targeting incentives such that the value of long-term incentives normally is greater than that of short-term incentives. The Company has sought a balanced distribution of fixed and variable incentive compensation

[1]

As was announced by the Company on January 26, 2009, Hans-Göran Patring, Vice President Human Resources, will retire in the first half of 2010. It is anticipated that his successor, Mats Adamson, will assume his new position in the second quarter of this year.

[2]	Ms. Fredriksson’s employment with the Company ended July 31, 2009.

elements over time by using variable incentive compensation. The Company believes that such a balanced compensation structure produces fewer incentives for undue risk taking in the short-term and focuses management on long-term stockholder value creation.

As discussed in more detail below, we use a peer group to benchmark base salary while at-risk compensation generally follows the Company’s longstanding practice discussed in the previous paragraph without being directly benchmarked against the peer group. The Committee also reviews total compensation levels of the peer group against the total compensation levels of the Company for informational purposes and has as of yet found no reason to change our longstanding practice with respect to non-equity and equity incentives. In general, the Compensation Committee intends for base salary to comprise approximately fifty percent of total compensation for most of our executives and approximately thirty percent of total compensation for the President and CEO.

In light of the significant challenges facing the Company during 2009, the Compensation Committee, at the advice of the President and Chief Executive Officer, decided in December 2008 not to increase any base salaries in 2009 for any named executive officers (or any other executive officers). Similarly, throughout 2009, the Company implemented a “salary-freeze” under which salary increases were generally only permitted if mandated by law or similar regulation, required under pre-existing contractual agreements (including collective bargaining agreements), or made in connection with promotions.

Compensation Philosophy and Overview

The overall purpose of our executive compensation programs is to attract, motivate and retain the management talent the Company believes is necessary to achieve our strategic and financial objectives. We believe that these important investments in talent should effectively balance the associated compensation expense against our financial resources and the actual and expected performance of the Company to maximize the Company’s return. We also consider the competitive market in which we are headquartered and where our significant operations and markets are located in order to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

—	Individual performance and potential relative to peers.

—	Long-term succession planning and talent management.

—	Business conditions in our industry or the market overall.

—	Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

To meet our compensation philosophy, the compensation programs we provide have the following objectives:

OBJECTIVES
Objective A	Offer total compensation and benefits sufficient to attract, motivate and retain the management talent necessary to ensure the Company’s continued success
Objective B	Align the interests of the executives and the stockholders
Objective C	Reward performance in a given year and/or over a sustained period using straightforward programs to communicate our performance expectations
Objective D	Encourage company-wide cooperation among members of the executive, regional and business unit management teams and throughout the Company

Key Elements of Executive Compensation Program

With these objectives in mind, our Compensation Committee has built an executive compensation program within a framework that includes three principal compensation components: base salary, annual non-equity incentive, and equity incentives pursuant to our stock incentive program. The Company’s compensation program also includes pension benefits and additional contractual arrangements to clarify the Company’s and the executive’s obligations under separation events such as a change in control of the Company.

The following summarizes each of these programs, including how we target and administer the compensation, benefits and executive programs and agreements. Our compensation structure is intended to promote executives and other employees to act prudently in analyzing business opportunity versus the risk associated with the opportunity.

We intend to provide these elements annually to our executives, consistent with the competitive market for talent within which we operate. The Compensation Committee bases actual payouts that executives receive on the Company’s and the individual’s respective performance during the applicable time periods the compensation covers. The compensation paid in prior years does not affect the compensation targets the Committee establishes for our named executive officers for future years.

The Company generally sets non-equity compensation (including for all of our named executive officers) in the local currency of the country of service. For all of our named executive officers, except Mr. Brenner who is paid in Euros (“EUR”), the Company sets compensation in Swedish kronor (“SEK”). The exchange rate trend of the U.S. dollar impacts the U.S. dollar amounts of compensation reported in this Proxy Statement. For ease of reference, we use the following exchange rates for 2009 (1 USD = 0.70 EUR = 6.80 SEK) throughout this Proxy Statement. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate in order to facilitate comparison.

We also note that the exchange rate prevailing at the time of the Committee’s review of compensation levels (generally this occurs in the December prior to the year in which the compensation is paid) may vary, compared to the exchange rates prevailing at the time of this Proxy Statement (generally the proxy statement is prepared after the year in which the compensation is paid).

ANNUAL COMPENSATION
Objective(s) Furthered
Base Salary

Purpose. Provides a minimum level of pay that sustained individual performance warrants. We believe a competitive base salary is important to attract and retain an appropriate caliber of talent for the position.

How We Determine Base Salaries. The initial base salary pay levels are primarily a function of the Committee’s market assessment of the pay package required to induce the executive to accept a position at the Company and the Company’s needs to fill the position either internally or externally. For 2009, this applied primarily to Mr. Wallin, our new CFO. The market assessment of the pay package includes, as one consideration, where the executive will be located (e.g. Sweden, Germany, or the U.S.) and base salary levels vary accordingly.

The base salaries of our named executive officers are reviewed every year. The Compensation Committee considers changes in base salary levels after it reviews the base salary levels of our peer group (per position) as well as the level of base salary annual increases in each of the major markets from where the Company may source executive talent. The Committee seeks to meet median base salary levels of our peer group over time (please see the section on “Peer Groups and Benchmarking” below). For 2009, this adjustment process would have applied to all named executive officers except Mr. Wallin, who assumed his current position as CFO in July 2009. However, in light of the significant challenges facing the Company during 2009, the Compensation Committee, at the advice of the President and Chief Executive Officer, decided in December 2008 not to increase any base salaries in 2009 for any named executive officers (or any other executive officers).

Based on the advice of our compensation consultant, we believe that our base salary levels are competitive with our target median positioning if the salaries are within a range of

A

ANNUAL COMPENSATION
Objective(s) Furthered

25% above or below the market median. A range helps us to avoid extreme swings in pay targets for our executives by recognizing that data from our peer group will vary from year-to-year.

The Compensation Committee reviews, provides feedback and approves final recommendations for any individual pay adjustments for all our executive officers, including our named executive officers.

Explanation of Objective % of Total Compensation. For 2009, base salaries for our named executive officers and other senior executive officers should, on average and based on target incentive levels, represent roughly half of the total of the three elements of total compensation mentioned above. At higher responsibility levels we intend to have a higher percentage of total compensation “at risk” in the form of equity or non-equity incentives.

Annual Non-Equity Incentive

Purpose. Compensation program to recognize short-term performance against established annual financial performance goals of the Company (payable in the year following the year in which it was earned).

How We Determine Annual Non-Equity Incentives. For our named executive officers and most other executives, the Company pays an annual incentive based on a “target amount” and the Company’s “Operating Income”. Target amounts are a percentage of the executive’s base salary (for details on the target amounts for our senior executives see page 35). Non-equity incentive awards are determined by awarding a percentage of the target amount based on the Company’s “Operating Income” in the year for which bonus is calculated compared with the previous year’s Operating Income.

—     Threshold: If the Operating Income is 70% or less of the previous year’s Operating Income, the Company does not pay any annual incentive.

—     Target: Where the relevant Operating Income is between 70% and 130% of the previous year’s Operating Income, the incentive is calculated through linear interpolation (“along a straight line”) between said levels.

A, B, C & D

ANNUAL COMPENSATION
Objective(s) Furthered

—    Maximum: If the Operating Income is 130% or more of the previous year’s Operating Income, the payment equals two times the target amount, the maximum payout under the program.

For more information on these profit targets, please see the table in the section “Executive Compensation Implementation — Annual Non-Equity Incentive” below.

The Company believes that using a single, established profit measure provides clear direction to our executives and promotes our goal of a “one team” approach through shared responsibility for overall results. In addition, the Company believes that a single performance metric enhances the transparency of our annual incentive program and provides easy-to-understand information to our investors. Finally, we believe a metric based on overall Company performance rather than individual or local performance mitigates the risk of excessive risk-taking that could arise from individual performance based incentives. We thus believe this simple, transparent approach supports good corporate governance.

However, the Company also recognizes that using a single performance metric has limitations. For instance, where the overall market for the Company’s products is impacted by extraordinary economic circumstances, such as those currently impacting our industry, a single performance metric based on profit may result in no annual non-equity incentive awards being attainable, even if the Company out-performs its competitors and the overall market. Similarly, extraordinary, non-recurring events may also impact whether non-equity incentive awards are attained or not, resulting in unintended incentives for management. Therefore, the Compensation Committee may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to propose certain adjustments to this performance metric.

Explanation of Objective % of Total Compensation. Each year, the Committee reaffirms appropriate non-equity incentive award opportunities by position in accordance with the Company’s longstanding practice. We base our annual incentive opportunities on a percentage of each executive’s base salary. We developed these percentages from observed

ANNUAL COMPENSATION
Objective(s) Furthered
opportunities in Sweden when the program was instituted. The resulting target-level non-equity incentive opportunities for our named executive officers in 2009 was intended, at target, to represent about 20-30% of their total compensation. We believe that this general objective focuses our executives on achieving annual goals, while at the same time recognizes that the Company places a more significant commitment on longer-term stockholder return (please see immediately below for a discussion of long-term incentives). The Committee reviews the target total cash (sum of the base salary and target annual incentive) of each of our named executive officers as well as equity award opportunities solely to determine if any changes should be considered to the longstanding program opportunities provided.

LONG-TERM INCENTIVES
Objective(s) Furthered
Equity Incentives Pursuant to Our Stock Incentive Program

Purpose. The Company believes that equity ownership in the Company provides our executive officers with a long-term incentive to build value for our stockholders. We award both stock options and restricted stock units (“RSUs”) under our stock incentive program.

—      Options have value only if the stock price increases over time and thus reward creating value for stockholders.

¡      This characteristic ensures that our named executive officers have a meaningful portion of their compensation tied to future stock price increases.

¡      In periods of flat or negative stock performance, however, options provide only limited retention value.

—     The compensation value of an RSU does not depend solely on future stock price increases. Although their value may fluctuate over time based on the stock price,

A, B & C

LONG-TERM INCENTIVES
Objective(s) Furthered

        the Company believes that RSUs provide a more powerful tool to retain valuable executives because:

¡      RSUs are easy to understand and have a more stable value relative to options;

¡      By vesting after three years, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value, even in periods of flat or negative stock performance; and

¡      By vesting after three years, RSUs also mitigate against excessive risk-taking by enabling management to focus on long-term value creation.

The Committee generally allocates equity incentives at a ratio of three options per RSU granted to our named executive officers.

How We Determine Long-Term Incentives. The Compensation Committee begins its process for determining the grant levels based on a review of competitive market pay levels and trends provided by the independent compensation consultants, a review of historical grant levels, and the recommendations of our CEO for grants to senior executives. The Committee has delegated the authority for the determination of certain grants under our long-term incentive plan to the CEO, subject to established grant limits and the Committee’s review. The Committee then approves (i) the number of stock options and RSUs to be granted to the CEO and to other senior executives (including the other named executive officers) and (ii) the total number of shares available for the program as a whole, leaving to management to allocate long-term incentives to the other participants.

Over time, the Committee has intended to grant equity to our named executive officers in levels consistent with the overall long-term incentive targets outlined below. The Committee also considers the resulting targeted total compensation of our

LONG-TERM INCENTIVES
Objective(s) Furthered

named executive officers relative to the benchmark median levels of total compensation of our peer group, subject to any modifications the Committee believes are necessary, based on individual performance, industry conditions and other criteria as discussed in “Compensation Philosophy and Overview” above. Because the long-term incentive awards to our named executive officers are based largely on levels awarded in Sweden, these awards are below the median long-term incentive award levels of our current peer group.

Where deemed necessary, the Committee may also grant stock options and/or restricted stock units for retention or compensation purposes outside the normal annual grant process and/or in connection with new hires.

How We Value Equity Awards. Valuation of equity awards is complex and difficult. For accounting purposes, and to calculate the grant-date fair value of awards for disclosure in this Proxy Statement, we follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. However, when internally assessing and communicating equity compensation, we use a simplified model which assumes that the value of an RSU is the closing price for a share of our common stock on the New York Stock Exchange on the day of the award and that the value of an option is one-third that of an RSU. While admittedly simplified, this provides a simple and understandable tool to communicate the value of equity awards internally and we believe it is generally consistent with our focus on the long-term value of our stock.

Explanation of Target % of Total Compensation. Long-term incentives for our named executive officers are intended to represent a significant part of their total compensation. For 2009, we sought to allocate approximately 30-40% of our named executive officers’ total compensation to long-term incentives, although long-term incentives may comprise a greater percentage of the long-term incentive compensation for our named executive officers with the highest levels of responsibility. This target may change over time as we continue to review our compensation practices. Also, officers in similar positions are generally given similar equity awards,

LONG-TERM INCENTIVES
Objective(s) Furthered
which are generally based on Swedish salary levels as most of our named executive officers are based in Sweden. Where an executive is based outside of Sweden, his or her base salary may be higher or lower than the base salary paid to an executive based in Sweden with a comparable position. As a result, the ratio of total compensation allocated to long-term incentives may decrease somewhat where the salary levels are higher abroad and vice-versa.

RETIREMENT / POST-EMPLOYMENT COMPENSATION
Objective(s) Furthered
Pension Benefits

Autoliv operates two supplemental retirement benefit programs, in addition to the mandatory programs required by local national statutes, and pays pension benefit premiums for our named executive officers that are competitive with customary local practice. The programs’ normal retirement age is 65, and the terms are as follows:

Defined Contribution Program (individual retirement investment from company contributions). Since 2007, all newly hired or promoted senior executives participate in a defined contribution plan rather than a defined benefit plan. Currently, our President and CEO, our CFO, and Mr. Brenner are the only named executive officers, but not the only executive officers, who participate in this plan. For the President and CEO, the Company contributes an amount equal to 35% of his annual base salary to the plan. For other senior executives covered by the plan, including our CFO and Mr. Brenner, the Company contributes an amount equal to 30% of their annual base salaries to the plan, which the Committee considers to be consistent with pension benefit practices in Sweden, where the majority of our named executive officers are based.

Defined Benefit Program (traditional pension). Because of older employment contracts and short remaining service, Mr. Jonzon, our Vice President Purchasing, and Mr. Patring, our retiring Vice President Human Resources are entitled to retire at the age of 60 with pension benefits amounting to

A

RETIREMENT/POST-EMPLOYMENT COMPENSATION
Objective(s) Furthered

70% of base salary at retirement until the age of 65 or maximum during five years after retirement and with complementary pension benefits after the age of 65 that are intended to provide pension benefits amounting to approximately 50% of base salary at retirement. The Company pays insurance premiums to insure the pension benefits for the period from the date of retirement until normal retirement age and thereafter for complementary pension benefits.

Based on advice from our benefits consultants, the Company believes these benefits are consistent with the general benefit levels of large Swedish companies. The Company periodically reviews competitive market practices to take advantage of cost-saving opportunities and to ensure our pension benefits are competitive and tax efficient for our executive officers and for the Company.

Change in Control/Severance Programs	The Company provides severance and change in control benefits to certain of our named executive officers under their employment and severance agreements. Our senior executive officers, which include our named executive officers, have employment agreements with the Company that provide for a notice of termination of employment by the Company of 18 months. The employment agreements provide that, except in certain limited circumstances, for 12 months following an executive’s termination of employment, he or she will be subject to a non-competition agreement, and in consideration for such non-competition agreement, the Company will make monthly severance payments for 12 months. In addition, when terminated involuntarily, the executives are entitled to their full salary and benefits for their 18 months notice period plus a lump sum severance payment (calculated as described on pages 57-62 of this proxy). Our senior executive officers also have severance agreements with the Company which, in case of a termination, provide for lump sum payments following a Change of Control (as defined in such agreements and calculated as described on pages 57-62 of this proxy). These arrangements are provided to our most senior executive officers as a competitive pay package component to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.	A & B

Executive Compensation Implementation

Base Salaries. The following table presents the salaries paid to our named executive officers in the past three fiscal years.

Base Salaries of Our Named Executive Officers
Named Executive Officer	2009	2008	2007
Jan Carlson(1) President and CEO	882,353	882,353	658,999
Mats Wallin(2) Chief Financial Officer	278,006	152,941	145,588
Halvar Jonzon Vice President Purchasing	350,000	350,000	333,088
Hans-Göran Patring Vice President Human Resources	351,471	351,471	333,088
Günter Brenner Vice President Europe	585,714	N/A	N/A
Marika Fredriksson(3) Former Chief Financial Officer	288,235	494,118	N/A

(1)	Reflects what Mr. Carlson actually received in 2007. If Mr. Carlson had been the President and CEO for the entire year (his tenure as President and CEO began on April 1, 2007), he would have received $735,294 on an annualized basis.

(2)	Reflects what Mr. Wallin actually received in 2009, which includes the salary Mr. Wallin received as our corporate controller. On an annualized basis, Mr. Wallin would have received $414,706 if he had been the CFO for the entire year.

(3)	Reflects what Ms. Fredriksson actually received in 2009. Ms. Fredriksson’s employment with the Company ended on July 31, 2009. On an annualized basis, Ms. Fredriksson would have received $494,118 had she been employed by the Company for the entire year.

Annual Non-Equity Incentive. The following table presents the annual incentive opportunities for each named executive officer expressed as a percentage of base salary. Award opportunities may vary among the Company’s named executive officers and overall may range from zero to 100% of their base salaries. We established these targets based on the level of position and responsibility.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2009
Named Executive Officers	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Jan Carlson President and CEO	0%	50%	100%
Mats Wallin Chief Financial Officer	0%	30%	60%
Halvar Jonzon Vice President Purchasing	0%	30%	60%
Hans-Göran Patring Vice President Human Resources	0%	27%	54%
Günter Brenner Vice President Europe	0%	35%	70%
Marika Fredriksson Former Chief Financial Officer	0%	30%	60%

As discussed on pages 27-29 above, the annual incentive performance metric is primarily based on the Company’s Operating Income performance compared to that of the previous year. While the annual incentive performance metric may be adjusted by the Compensation Committee as discussed above, the Compensation Committee did not make any such adjustments for 2009.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	Pay-Out
2009	0.00 x target
2008	0.00 x target
2007	1.08 x target

The table below presents the annual incentive paid to our named executive officers in the past three fiscal years.

Annual Non-Equity Incentives Paid to Our Named Executive Officers in 2009
Named Executive Officer	2009	2008	2007
Jan Carlson President and CEO	0.00	0.00	332,503
Mats Wallin Chief Financial Officer	0.00	0.00	41,294
Halvar Jonzon Vice President Purchasing	0.00	0.00	114,353
Hans-Göran Patring Vice President Human Resources	0.00	0.00	95,294
Günter Brenner Vice President Europe	0.00	N/A	N/A
Marika Fredriksson Former Chief Financial Officer	0.00	0.00	N/A

Stock Incentive Program. Equity incentives are provided under Autoliv’s Amended and Restated 1997 Stock Incentive Plan, which has been approved by our stockholders and is administered by the Compensation Committee as described on pages 29-32 above.

The annual grant date for our Stock Incentive Program is in the first quarter of the fiscal year, following publication of our fourth quarter financial results. This is done to enhance corporate governance procedures and to avoid unintended burdens to participants as a result of “black-out periods.”

All stock options granted to our executive officers for 2009 expire after 10 years, have an exercise price equal to the closing price on the New York Stock Exchange on the date of grant and are exercisable after one year of continued employment following the grant date.

All RSUs granted to our named executive officers vest after three years and are conditioned upon the named executive officer not having given notice of termination of employment prior to the vesting date, although the Compensation Committee has the discretion to allow RSUs to vest during the notice period.

In 2009, there were 247 participants in the Stock Incentive Program, compared to 254 in 2008 and 269 in 2007.

The following table presents the stock option and RSU awards (representing the number of shares of our common stock subject to such awards) to our named executive officers in the past three fiscal years.

Equity Awards to Our Named Executive Officers
Named Executive Officer	2009		2008		2007
	Options	RSUs	Options	RSUs	Options	RSUs
Jan Carlson President and CEO	60,000	20,000	20,000	6,667	20,000	11,267
Mats Wallin(1) Chief Financial Officer	3,750	1,250	1,900	633	750	250
Halvar Jonzon Vice President Purchasing	15,000	5,000	6,000	2,000	5,500	1,834
Hans-Göran Patring Vice President Human Resources	15,000	5,000	6,000	2,000	5,500	1,834
Günter Brenner Vice President Europe	16,000	5,333	N/A	N/A	N/A	N/A
Marika Fredriksson(2) Former Chief Financial Officer	15,000	5,000	3,000	1,000	N/A	N/A

(1)	The Company, upon Mr. Wallin’s assumption of the CFO position in July 2009, agreed to award Mr. Wallin an extra allocation of 2,400 stock options and 800 RSUs, which were awarded on February 18, 2010.

(2)	Upon leaving the Company in July of 2009, Ms. Fredriksson forfeited her unvested equity awards.

Analysis

The following tables analyze the actual compensation of our active named executive officers at the end of 2009 versus our compensation objectives discussed above. This analysis is in addition to the analysis that appears throughout this Compensation Discussion and Analysis. In discussing the total compensation of our named executive officers relative to the total compensation of similar positions in our peer group, we reiterate that the Compensation Committee does not specifically target total compensation levels relative to our peer group, except as an informational point in monitoring the results of our allocation objective approach.

For purposes of this analysis, “total target compensation” is comprised of targeted base salary plus targeted annual non-equity incentive plus targeted equity incentive awards. As the 2009 Operating Income used for calculating the annual non-equity incentive was below 70% of the 2008 adjusted Operating Income, no annual non-equity incentive award was paid. Consequently, the Committee’s targeted relationship between base, annual non-equity incentive and equity incentives was not realized in actual payment. When discussing targeted relationship between the various components below, we assume payment of annual non-equity incentive awards at target levels.

In addition, for purposes of this analysis, the value of the equity awarded to the named executive officers is based on the assumed value discussed on page 31 above, under the heading “How We Value Equity Awards.”

As discussed earlier in the CD&A, the Company’s executive compensation program also includes pension benefits (see page 32-33) and certain other items of compensation, such as a Company car. Based on the advice from our compensation consultants, the Committee believes these benefits are appropriate for each of our named executive officers. However, the Committee does not include the value of these benefits in the executive’s total target compensation, and therefore such benefits are excluded from the following tables.

Jan Carlson President & CEO
Base Salary	Approximate Market Median Base Salary	Analysis
$882,353	$1,260,000

When Mr. Carlson was originally appointed to his current position, in 2007, his base salary was set below market median levels with the expectation that there would be adjustments as needed to establish a base salary consistent with market levels. A revision to his base salary was made in 2008 and the Committee had expected to similarly revise Mr. Carlson’s base salary for 2009. However, in light of the restructuring initiatives implemented by the Company in 2008 and 2009, Mr. Carlson requested that any potential adjustment for 2009 be postponed. Mr. Carlson’s 2009 base salary thus remains well below the median for our peer group. The Committee will review Mr. Carlson’s base salary in the coming years and anticipates that over time, it will be aligned with our peer group.

Mr. Carlson’s base salary comprised approximately 57% of his total compensation in 2009, which is above the Committee’s objective of 50% of his total target compensation, mainly due to the fact that no annual non-equity incentive award was paid.

Non-Equity Incentive Paid	Non-Equity Incentive Target (20% of Total Target Compensation)	Analysis
$0.00	$441,176	As the Company did not meet its Operating Income target for 2009, no annual non-equity incentive award was paid.
Assumed Value of Equity Awards	Equity Incentive Target (40% of Total Target Compensation)	Analysis
$652,400	$882,353	The assumed value of the equity awarded to Mr. Carlson comprised approximately 43% of his total compensation, which was close to the Committee’s objective of 40% of his total target compensation, mainly due to the fact that no annual non-equity incentive award was paid.

Jan Carlson President & CEO
Total Compensation	Total Target Compensation	Analysis
$1,534,753	$2,205,882

Mr. Carlson’s total compensation remains approximately 30% below the total target compensation mainly because no non-equity incentive award was paid.

As the Committee determines equity and non-equity incentive targets based on base salary, the “total target compensation” used by the Committee for its compensation decisions does not reflect total pay for similar positions within the peer group. Rather, it is the “sum of the parts” having applied the internal target ratios to the base salary only, determined as described above. A comparison to the peer group suggests that Mr. Carlson’s total compensation is, similar to his base salary, well below the average of the peer group.

As noted above, the Committee intends to continue to review Mr. Carlson’s performance and his compensation level in light of his performance goals and the market for our peer group.

Mats Wallin Chief Financial Officer
Base Salary(1)	Approximate Market Median Base Salary(2)	Analysis
$278,006	$315,000

The base salary paid to Mr. Wallin in 2009 as the Chief Financial Officer was approximately 12% lower than the median base salary level for the peer group. As Mr. Wallin assumed his role as Chief Financial Officer relatively recently, the Committee considers this appropriate.

Mr. Wallin’s base salary comprised approximately 87% of his total compensation in 2009, which was well above the Committee’s objective of 50% of his total target compensation, mainly because Mr. Wallin’s equity awards for 2009 were based on his prior position and because no non-equity incentive award was paid.

Non-Equity Incentive Paid	Non-Equity Incentive Target (20% of Total Target Compensation)	Analysis
$0.00	$111,000	As the Company did not meet its Operating Income target for 2009, no annual non-equity incentive award was paid.
Assumed Value of Equity Awards(3)	Equity Incentive Target (30% of Total Target Compensation)	Analysis
$40,775	$167,000	The assumed value of the equity awarded to Mr. Wallin comprised approximately 13% of his total compensation, which was below the Committee’s objective of 30% of his total target compensation, partly due to the fact that Mr. Wallin assumed his duties as CFO in the middle of the year. The value of Mr. Wallin’s equity awards is expected to be balanced, over time, to be in line with his objective and other executives given his new responsibilities.

Mats Wallin Chief Financial Officer
Total(1) Compensation	Total Target Compensation(2)	Analysis
$318,781	$556,000

Mr. Wallin’s total compensation is approximately 43% below the total target compensation as Mr. Wallin assumed his role as CFO relatively recently and because no non-equity incentive award was paid.

As the Committee determines equity and non-equity incentive targets based on base salary, the “total target compensation” used by the Committee for its compensation decisions does not reflect total pay for similar positions within the peer group. Rather, it is the “sum of the parts” having applied the internal target ratios to the base salary only, determined as described above. A comparison to the peer group suggests that Mr. Wallin’s total compensation is, similar to his base salary, below the average of the peer group.

The Committee intends to continue to review Mr. Wallin’s performance and his total compensation level in light of his performance goals and the market for our peer group. It anticipates that, over time, Mr. Wallin’s total compensation will be aligned with our peer group.

(1)	These amounts reflect what Mr. Wallin actually earned in 2009, which includes his salary both as the CFO and as the Company’s corporate controller. On an annualized basis, Mr. Wallin would have received $414,706 in base salary if he had been the CFO for the entire year.

(2)	For ease of comparability, the approximate market medians used in this table have been adjusted to reflect the fact that Mr. Wallin only served as CFO for part of the year. For a full year the approximate market median for base salary and total target compensation would have been $470,000 and $829,000, respectively.

(3)	This amount reflects the value of the awards in 2009 that Mr. Wallin actually received. On an annualized basis, the assumed value of awards that Mr. Wallin would have received would have been $163,100 if he had been the CFO for the entire year.

Halvar Jonzon Vice President Purchasing
Base Salary	Approximate Market Median Base Salary	Analysis
$350,000	$290,000

The base salary paid to Mr. Jonzon in 2009 was approximately 21% higher than the median base salary level for the peer group, which the Committee considers to be acceptable in light of Mr. Jonzon’s seniority.

Mr. Jonzon’s base salary comprised approximately 68% of his total compensation in 2009, which was above the Committee’s objective of 50% of his total target compensation, mainly due to the fact that no annual non-equity incentive award was paid.

Non-Equity Incentive Paid	Non-Equity Incentive Target (20% of Total Target Compensation)	Analysis
$0.00	$140,000	As the Company did not meet its Operating Income target for 2009, no annual non-equity incentive award was paid.
Assumed Value of Equity Awards	Equity Incentive Target (30% of Total Target Compensation)	Analysis
$163,100	$210,000	The assumed value of the equity awarded to Mr. Jonzon comprised approximately 32% of his total compensation, which was slightly above the Committee’s objective of 30% of his total target compensation, mainly due to the fact that no annual non-equity incentive was paid.

Halvar Jonzon Vice President Purchasing
Total Compensation	Total Target Compensation	Analysis
$513,100	$700,000

Mainly because no non-equity incentive award was paid, the total compensation paid to Mr. Jonzon is approximately 27% below the total target compensation.

As the Committee determines equity and non-equity incentive targets based on base salary, the “total target compensation” used by the Committee for its compensation decisions does not reflect total pay for similar positions within the peer group. Rather, it is the “sum of the parts” having applied the internal target ratios to the base salary only, determined as described above. A comparison to the peer group suggests that Mr. Jonzon’s total compensation is, similar to his base salary, above the average of the peer group, which the Committee considers appropriate in light of his seniority.

Hans-Göran Patring Vice President Human Resources
Base Salary	Approximate Market Median Base Salary	Analysis
$351,471	$353,000	The base salary paid to Mr. Patring in 2009 was consistent with the median base salary level for the peer group. Mr. Patring’s base salary comprised approximately 68% of his total compensation in 2009, which was above the Committee’s objective of 50% of his total target compensation, mainly due to the fact that no annual non-equity incentive award was paid.
Non-Equity Incentive Paid	Non-Equity Incentive Target (20% of Total Target Compensation)	Analysis
$0.00	$141,000	As the Company did not meet its Operating Income target for 2009, no annual non-equity incentive award was paid.
Assumed Value of Equity Awards	Equity Incentive Target (30% of Total Target Compensation)	Analysis
$163,100	$211,000	The assumed value of the equity awarded to Mr. Patring comprised approximately 32% of his total compensation, which was slightly above the Committee’s objective of 30% of his total target compensation, largely due to the fact that no annual non-equity incentive award was paid.
Total Compensation	Total Target Compensation	Analysis
$514,571	$703,000

Mainly because no non-equity incentive award was paid, the total compensation paid to Mr. Patring is approximately 27% below the total target compensation mainly because no annual non-equity incentive award was paid.

As the Committee determines equity and non-equity incentive targets based on base salary, the “total target compensation” used by the Committee for its compensation decisions does not reflect total pay for similar positions within the peer group. Rather, it is the “sum of the parts” having applied the internal target ratios to the base salary only, determined as described above. A comparison to the peer group suggests that Mr. Patring’s total compensation is, similar to his base salary, about the average of our peer group.

Günter Brenner Vice President Europe
Base Salary	Approximate Market Median Base Salary	Analysis
$585,714	$722,000

The base salary paid to Mr. Brenner in 2009 was approximately 19% lower than the median base salary level for the peer group, which the Committee considers to be appropriate in light of Mr. Brenner’s short tenure with the Company.

Mr. Brenner’s base salary comprised approximately 77% of his total compensation in 2009, which was well above the Committee’s objective of 50% of his total target compensation, mainly due to the fact that no annual non-equity incentive award was paid. Also, because Mr. Brenner’s salary was based on compensation practices in Germany, where base salaries for comparable positions are generally higher than in Sweden while his incentives were comparable to those in Sweden, Mr. Brenner’s base salary accounts for a higher ratio of his total compensation.

Non-Equity Incentive Paid	Non-Equity Incentive Target (20% of Total Target Compensation)	Analysis
$0.00	$234,000	As the Company did not meet its Operating Income target for 2009, no annual non-equity incentive award was paid.
Assumed Value of Equity Awards	Equity Incentive Target (30% of Total Target Compensation)	Analysis
$173,967	$351,000	The assumed value of the equity awarded to Mr. Brenner comprised approximately 23% of his total compensation, which was below the Committee’s objective of 30% of his total target compensation, mainly because Mr. Brenner’s equity awards are in line with those granted to our other executive officers who are compensated based on Swedish practices.

Günter Brenner Vice President Europe
Total Compensation	Total Target Compensation	Analysis
$759,681	$1,170,000

Mr. Brenner’s total compensation is approximately 35% below total target compensation, largely because no annual non-equity incentive award was paid.

As the Committee determines equity and non-equity incentive targets based on base salary, the “total target compensation” used by the Committee for its compensation decisions does not reflect total pay for similar positions within the peer group. Rather, it is the “sum of the parts” having applied the internal target ratios to the base salary determined as described above. A comparison to the peer group suggests that Mr. Brenner’s total compensation is, similar to his base salary only, slightly below the average of our peer group. It should be noted that Mr. Brenner is based in Germany, where base salaries are generally higher than base salaries paid to executive officers based in Sweden while his equity awards are similar in size to those awarded to executives compensated in Sweden. As a result, the ratios between the various compensation elements generally sought for our other executives are not directly applicable to Mr. Brenner.

The Committee intends to continue to review Mr. Brenner’s performance and his total compensation level in light of his performance goals and the market for our peer group. It anticipates that, over time, Mr. Brenner’s total compensation will be aligned with our peer group.

Marika Fredriksson Former Chief Financial Officer
Base Salary(1)	Approximate Market Median Base Salary(2)	Analysis
$288,235	$274,000	The base salary paid to Ms. Fredriksson in 2009 was consistent with the median base salary level of our peer group. Ms. Fredriksson’s base salary comprised approximately 64% of her total compensation in 2009, which was above the Committee’s objective of 50% of her total target compensation, mainly due to the fact that no annual non-equity incentive award was paid.
Non-Equity Incentive Paid	Non-Equity Incentive Target (20% of Total Target Compensation)	Analysis
$0.00	$116,000	As the Company did not meet its Operating Income target for 2009, no annual non-equity incentive award was paid.
Assumed Value of Equity Awards(3)	Equity Incentive Target (30% of Total Target Compensation)	Analysis
$163,100	$173,000	The assumed value of the equity awarded to Ms. Fredriksson comprised approximately 36% of her total compensation, which was above the Committee’s objective of 30% of her total target compensation, mainly due to the fact that no annual non-equity incentive award was paid.

Marika Fredriksson Former Chief Financial Officer
Total(1) Compensation	Total Target Compensation	Analysis
$451,335	$577,000

The total compensation paid to Ms. Fredriksson is approximately 22% below her total target compensation largely because no non-equity incentive award was paid.

As the Committee determines equity and non-equity incentive targets based on base salary, the “total target compensation” used by the Committee for its compensation decisions does not reflect total pay for similar positions within the peer group. Rather, it is the “sum of the parts” having applied the internal target ratios to the base salary only, determined as described above. A comparison to the peer group suggests that Ms. Fredriksson’s total compensation was, similar to her base salary, about the average of the peer group.

(1)	These amounts reflect what Ms. Fredriksson actually received in 2009. Her employment with the Company ended on July 31, 2009. Ms. Fredriksson would have received $494,118 in base salary had she been with the Company the entire year.

(2)	For ease of comparability, the approximate market medians used in this table have been adjusted to reflect the fact that Ms. Fredriksson’s only served as CFO for part of the year. For a full year the approximate market median for base salary and total target compensation would have been $470,000 and $989,000, respectively.

(3)	Upon leaving the Company in July of 2009, Ms. Fredriksson forfeited her unvested equity awards.

The Role of the Compensation Consultants

The Compensation Committee periodically solicits the advice of compensation consultants during the fiscal year to ensure that the Company’s compensation program is competitive with that of those offered by its peer group. Due to the relative scarcity of compensation disclosure in the European market, including in Sweden, Swedish companies commonly rely on the experience of local consultants when determining final compensation levels to attempt to be competitive in the Swedish market. The Committee annually reviews these pay levels and target incentive opportunities versus the competitive market and considers both the consultants’ input regarding trends, the CEO’s recommendations for the other named executive officers as relayed by our Vice President for Human Resources, the recommendations of the Vice President for Human Resources for the CEO’s compensation, and other relevant factors as discussed above in the “Compensation Philosophy and Overview” section.

In 2009, the Company retained HRS Human Resource Services AB (“HRS”), a company affiliated with Towers Perrin, and Mercer Human Resource Consulting AB (“Mercer”) for this purpose.

Mercer was assigned to provide pension benefits as well as general advice regarding compensation and incentive programs.

HRS was, at the direction of the Compensation Committee, assigned specific tasks related to compensation of senior executive officers including:

—	Assistance related to the preparation of Proxy Statement and Tally Sheets for executives,

—	Preparation of Pay Value sheets,

—	Review of peer group and pay changes in the 2009 employment market,

—	Remuneration analysis for the Compensation Committee.

Peer Groups and Benchmarking

The Company’s peer group in 2009 consists of companies from the automotive industry and general industrial companies based in a number of markets in which the Company operates, including Sweden, the United States, France, Germany and the United Kingdom. Within these countries, the Committee chose peer companies based on total revenue, number of employees and market capitalization. The ranges (25th percentile to 75th percentile) of the revenues, number of employees and market capitalization of the companies in our peer group are: $6.2 billion to $14.4 billion, 33,000 to 56,000 employees, and $1.8 billion to $11.4 billion, respectively. As discussed on page 24 above, the Committee is continuing to review the Company’s peer group and may make additional adjustments in the future.

Our Peer Group Companies In 2009
Company	Country	Revenues ($ in millions)(1)	Number of Employees (thousands)(1)	Market Capitalization ($ in millions)(1)
Assa Abloy	Sweden	4,904	32	5,058
Atlas Copco	Sweden	9,314	30	15,798
Cummins	USA	13,048	38	14,391
Electrolux	Sweden	15,466	57	3,378
Faurecia	France	18,087	70	927
GKN	UK	6,543	38	2,871
Lear	USA	15,995	91	1,122
MAN	Germany	22,154	55	13,883
Sandvik	Sweden	12,697	44	13,782
Sauer Danfoss	USA	1,973	10	1,643
Scania	Sweden	12,775	35	11,647
SKF	Sweden	8,612	43	6,747
Tenneco	USA	6,184	19	723
Tomkins	UK	4,975	36	2,078
TRW	USA	14,702	66	2,116
Textron	USA	13,225	44	10,570
Trelleborg	Sweden	4,555	25	1,475
Valeo	France	13,650	61	2,620

(1)	Revenues and number of employees are based on fiscal year 2007 data, while market capitalization is as of August 2008.

Using the guideline criteria set forth above, our consultant develops a position-specific market survey for our executive officers. The data used for each position depends on the availability of data in the various companies and countries for the position we attempt to assess. Compensation decisions in 2009 were based on information from the following peer group. As noted above, the Compensation Committee uses the peer group to benchmark base salary only, and does not specifically target total compensation levels relative to the peer group. Rather, it uses the information as an informational point in monitoring the results of our allocation objective approach discussed above.

Survey data of general industrial companies of relevant size, if used, was selected from each country.

Role of the Chief Executive Officer

Our CEO regularly participates in the meetings of the Compensation Committee. During 2009, the CEO was invited by the Committee to participate in all of its meetings. The Committee excuses the CEO from the meeting when matters related to his compensation are discussed.

The Compensation Committee has delegated the authority for the determination of certain grants under our long-term incentive plan to the CEO, subject to established grant limits. The Compensation Committee reviews the compensation levels set by the CEO under the long-term incentive program, including grants to the other named executive officers. As a result, our CEO generally has a significant impact on the compensation paid to the other named executive officers.

Recoupment of Compensation

In February 2010, the Board adopted a policy wherein the Board will seek reimbursement of annual cash incentives earned on or after January 1, 2010 by an executive or senior manager (as such terms are defined in the policy) where: (i) the payment was predicated upon the achievement of specified financial results; (ii) said financial results were subsequently the subject of a restatement or other material adjustment; (iii) in the Board’s view the individual executive or senior manager engaged in misconduct, negligence or dereliction of duty that caused or contributed to the need for the restatement or material adjustment; and (iv) a lower payment would have been made to the executive or senior manager based upon the correct financial results. In each such instance, the Company will seek to recover the individual’s entire annual non-equity incentive bonus for the relevant period, plus a reasonable rate of interest.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”) generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officers and the three other most highly compensated executive officers (other than their chief financial officers) that is not “performance based” (as defined in the Code). The Amended and Restated 1997 Stock Incentive Plan includes certain necessary provisions to allow the Compensation Committee to structure the employee incentive compensation programs that our most highly compensated officers participate in to comply with the Code’s definition of performance-based compensation. Notwithstanding the foregoing, the Committee retains the discretion to authorize incentive payments that may not be deductible if it believes that doing so would be in the best interest of the Company and its stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table(1)

The following table shows information concerning the annual compensation for services provided by our President and CEO, our current CFO, and our former CFO, and our three other most highly compensated executives in the fiscal year ended December 31, 2009, for each of the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total
Jan Carlson President and CEO	2009	$882,353	$0	$326,200	$235,800	$0	$42,295	$361,935	$1,848,583
	2008	$882,353	$0	$344,484	$193,800	$0	$27,228	$311,873	$1,759,738
	2007	$734,940	$0	$656,816	$287,750	$332,503	$0	$345,755	$2,357,764

Mats Wallin(5) Chief Financial Officer	2009	$278,006	$0	$20,388	$14,738	$0	N/A	$58,206	$371,338
	2008	$152,941	$0	$32,707	$18,411	$0	N/A	$63,381	$267,440
	2007	$145,588	$0	$14,753	$11,393	$41,294	N/A	$55,651	$268,679

Halvar Jonzon Vice President Purchasing	2009	$350,000	$0	$81,550	$58,950	$0	$255,870	$118,880	$865,250
	2008	$350,000	$0	$103,340	$58,140	$0	$369,033	$120,123	$1,000,636
	2007	$333,088	$0	$108,224	$83,545	$114,353	$301,279	$102,168	$1,042,657

Hans-Göran Patring Vice President Human Resources	2009	$351,471	$0	$81,550	$58,950	$0	$169,991	$125,869	$787,831
	2008	$351,471	$0	$103,340	$58,140	$0	$411,421	$111,651	$1,036,023
	2007	$333,088	$0	$108,224	$83,545	$95,294	$325,079	$131,643	$1,076,873

Günter Brenner Vice President Europe	2009	$585,714	$0	$86,981	$62,880	$0	N/A	$209,514	$945,081
	2008	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2007	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Marika Fredriksson(6) Former Chief Financial Officer	2009	$288,235	$0	$81,550	$58,950	$0	N/A	$156,188	$584,923
	2008	$164,706	$0	$38,430	$17,790	$0	N/A	$49,251	$270,177
	2007	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The amounts contained in the table were paid in either Swedish Kronor or Euro. All amounts have been converted to dollars using the following exchange rates (refer to page 25); 1 USD = 6.80 SEK = 0.70 EUR.

(2)	The numbers reflect the aggregate grant-date fair value of the options and RSUs calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (FASB Topic 718). The fair value of the RSUs was equal to the stock price on the date of grant. The assumptions made in the valuation of the options are contained in Note 1 “Stock Based Compensation” in the Company’s Annual Report.

(3)	All amounts contained in the column relate to Change in Pension Value.

(4)	All other compensation for 2009 consists of (i) for Ms. Fredriksson and Messrs. Carlson, Jonzon, Brenner, Patring, and Wallin, the aggregate incremental cost to the Company of a company car, which is $15,905, $16,162, $15,704, $33,800, $20,735, and $12,580, respectively; (ii) for Mr. Carlson, Ms. Fredriksson, Mr. Brenner and Mr. Wallin, $345,773, $140,283, $175,714 and $45,626, respectively, contributed by the Company to their defined contribution plans; and (iii) for Messrs. Jonzon and Patring, $103,176 and $105,134, respectively, paid to their defined benefit plan.

(5)	These amounts reflect what Mr. Wallin actually received in 2009. On an annualized basis Mr. Wallin would have received $414,706 in 2009 had he been the Company’s CFO the entire year.

(6)	These amounts reflect what Ms. Fredriksson actually received during 2009 and 2008, as her employment with the Company started on September 1, 2008, and ended on July 31, 2009. Her base salary for both years, on an annualized basis was $494,118. Upon leaving the Company in July of 2009, Ms. Fredriksson forfeited her unvested equity awards.

See our “Compensation Discussion and Analysis” above for more information.

2009 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2009:

Name and Principal Position	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)
Jan Carlson President and CEO	02/20/09	02/16/09				20,000			$326,200
	02/20/09	02/16/09	$0	$441,177	$882,353		60,000	$16.31	$235,800
Mats Wallin Chief Financial Officer	02/20/09	02/16/09				1,250			$20,387
	02/20/09	02/16/09	$0	$99,539	$199,078		3,750	$16.31	$14,737
Halvar Jonzon Vice President Purchasing	02/20/09	02/16/09				5,000			$81,550
	02/20/09	02/16/09	$0	$106,618	$213,236		15,000	$16.31	$58,950
Hans-Göran Patring Vice President Human Resources	02/20/09	02/16/09				5,000			$81,550
	02/20/09	02/16/09	$0	$94,118	$188,236		15,000	$16.31	$58,950
Günter Brenner Vice President Europe	02/20/09	02/16/09				5,333			$86,981
	02/20/09	02/16/09	$0	$205,000	$410,000		16,000	$16.31	$62,880
Marika Fredriksson Former Chief Financial Officer(2)	02/20/09	02/16/09				5,000			$81,550
	02/20/09	02/16/09	$0	$86,471	$172,941		15,000	$16.31	$58,950

(1)	The numbers reflect the aggregate grant-date fair value of the options and RSUs calculated in accordance with FASB Topic 718.

(2)	Upon leaving the Company in July of 2009, Ms. Fredriksson forfeited her unvested equity awards. On an annualized basis, the estimated possible payout of non-equity incentive plan awards for Marika Fredriksson would have been: $0 at threshold, $148,235 at target and $296,471 at maximum.

See our “Compensation Discussion and Analysis” above for more information.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table summarizes the total number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2009:

		Option Awards(1)				Stock Awards(1)
Name and Principal Position	Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)(2)
Jan Carlson President and CEO	2009		60,000	16.31	02/20/19	20,000	867,200
	2008	20,000		51.67	02/19/18	6,667	289,081
	2007	15,000		57.40	06/14/17	5,000	216,800
	2007	5,000		59.01	02/14/17	6,267	271,737
	2006	5,000		49.60	01/09/16
	2005	3,500		47.46	01/10/15
	2004	3,250		40.26	01/12/14
	2003	4,000		21.36	01/02/13

Mats Wallin Chief Financial Officer	2009		3,750	16.31		1,250	54,200
	2008	1,900		51.67	02/19/18	633	27,447
	2007	750		59.01	02/14/17	250	10,840
	2006	750		49.60	01/09/16
	2005	375		47.46	01/10/15

Halvar Jonzon Vice President Purchasing	2009		15,000	16.31	02/20/19	5,000	216,800
	2008	6,000		51.67	02/19/18	2,000	86,720
	2007	5,500		59.01	02/14/17	1,834	79,522
	2006	6,000		49.60	01/09/16
	2005	6,000		47.46	01/10/15
	2004	6,000		40.26	01/12/14
	2003	7,500		21.36	01/02/13
	2002	10,000		19.96	01/02/12
	2001	710		18.17	12/03/11

Hans-Göran Patring Vice President Human Resources	2009		15,000	16.31	02/20/19	5,000	216,800
	2008	6,000		51.67	02/19/18	2,000	86,720
	2007	5,500		59.01	02/14/17	1,834	79,522
	2006	6,000		49.60	01/09/16
	2005	6,000		47.46	01/10/15
	2004	6,000		40.26	01/12/14

Günter Brenner Vice President Europe	2009		16,000	16.31	02/20/19	5,333	231,239
	2008	N/A		51.67	02/19/18	N/A	N/A

Marika Fredriksson(3) Former Chief Financial Officer	2009		N/A	N/A	N/A	N/A	N/A
	2008	N/A			N/A	N/A	N/A

(1)	The options and RSUs were granted on December 3, 2001, January 2, 2002, January 2, 2003, January 12, 2004, January 10, 2005, January 9, 2006, February 14, 2007, June 14, 2007, February 19, 2008, September 2, 2008 and February 20, 2009. All options granted are for 10-year terms with an exercise price equal to the fair market value on the NYSE on the date of grant and become exercisable after one year of continued employment following the grant date. All RSUs granted generally vest after three years and are conditioned upon the optionee not having given notice of termination of employment prior to such date.

(2)	The closing price on the NYSE for our common stock, on December 31, 2009, was $43.36.

(3)	Upon leaving the Company in July of 2009, Ms. Fredriksson forfeited her unvested equity awards.

Option Exercises and Stock Vested

The following table summarizes the vesting of restricted stock unit awards for each of our named executive officers for the year ended December 31, 2009. None of our named executive officers exercised stock options in 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jan Carlson	1,667	$37,841
Mats Wallin	250	$5,675
Halvar Jonzon	2,000	$45,400
Hans-Göran Patring	2,000	$45,400
Günter Brenner	0	$0
Marika Fredriksson	0	$0

(1)	The value realized on vesting of the restricted shares shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of shares vested.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officers in the year ended December 31, 2009. Messrs. Wallin and Brenner and Ms. Fredriksson do not participate in the defined benefit plan. Since 2007 when he became the CEO, Mr. Carlson no longer participates in the defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments during Last Fiscal Year ($)(2)
Jan Carlson(3)	Defined Benefit	2.0	$282,677	$0
Mats Wallin(4)	N/A	N/A	N/A	N/A
Halvar Jonzon	Defined Benefit	8.08	$1,872,349	$0
Hans-Göran Patring	Defined Benefit	8.33	$1,986,668	$0
Günter Brenner	N/A	N/A	N/A	N/A
Marika Fredriksson	N/A	N/A	N/A	N/A

(1)	The accumulated benefit is a measure of pension liabilities used for accounting purposes. The underlying calculation values accrued pensions for plan beneficiaries based on completed service and current salaries allowing for any required future increases on these benefits. Effectively, regarding pension benefits, the measure gives an approximate indication of the liability that would have to be met if the plan were frozen. The measure is market-based in that it values liabilities at market interest rates for investment grade bonds.

(2)	None of our named executive officers received a pension payment during 2009.

(3)	Mr. Carlson participated in a defined benefit plan of the Company prior to becoming CEO.

See our “Compensation Discussion and Analysis” above for more information.

The Company does not have any non-qualified defined contribution or deferred compensation plans for the named executive officers.

Potential Payments Upon Termination or Change of Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change of control.

Employment Agreements. The Company’s employment agreements obligate the Company to provide 18 months notice of termination of employment, in the case of Messrs. Carlson, Wallin, Jonzon, and Patring, and 12 months notice of termination of employment, in the case of Mr. Brenner, as well as severance payments calculated as described below. Messrs. Jonzon, Patring and Wallin must provide the Company with 6 months notice of resignation. Mr. Carlson must provide the Company with 12 months notice of resignation. Except as provided below, following the executive’s termination of employment, Messrs. Carlson, Wallin, Jonzon, Patring and Brenner are prohibited from competing with the Company for a period of 12 months. Such noncompetition covenant does not apply in the event that (i) the Company terminates the executive’s employment for any reason other than by reason of the executive’s breach of the agreement, or (ii) the executive terminates his employment due to the Company’s breach of the agreement. In consideration for such noncompetition, the Company is obligated to make monthly severance payments to the executive for 12 months. Such monthly payments will be equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment. The monthly payment is limited to a maximum of 60 percent of the gross salary earned as of the date of his employment termination. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

In addition, if terminated involuntarily, Messrs. Carlson, Wallin, Jonzon, Patring and Brenner would be entitled to full salary and benefits during the requisite notice period, plus a lump sum severance payment equal to the sum of (i) the executive’s then-current annual salary, (ii) (A) in the case of Messrs. Jonzon and Patring, the average of the annual bonuses received by the executive for the two most recent fiscal years, the annual bonus for the most recent fiscal year, or the annual bonus for the fiscal year immediately prior to the fiscal year during which the first event or circumstance constituting Good Reason (as defined in the Severance Agreement) occurred, whichever is highest, or (B) in the case of Messrs. Carlson, Wallin and Brenner, the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which the first event or circumstance constituting Good Reason occurred, (iii) the annual taxable value of the benefit of a Company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination, plus, in each case, any amounts payable to the executive in consideration for his noncompetition with the Company as described above.

Severance Agreements. Most senior executive officers of the Company have Severance Agreements with the Company, which were originally effective until December 31, 2005 for Mr. Carlson, until December 31, 2002 for Messrs. Jonzon and Patring, and until December 31, 2009 for Messrs. Wallin and Brenner. The term of the severance agreements is automatically extended annually for additional one-year periods, or a two-year period upon the occurrence of a change in control, unless notice of termination is given. The Severance Agreements are otherwise terminable during their periods of effectiveness only by termination of the respective executive’s employment. Pursuant to the terms of the Severance Agreement, upon a qualifying termination of employment in connection with a change in control of the Company (as defined in the Severance Agreements), the executive will be entitled to certain benefits, as described below.

In the event that during the two-year period following a change of control, (i) the executive terminates his employment for Good Reason or, during the 30-day period commencing one year after the change of control, for any reason, or (ii) the Company terminates the executive’s employment without Cause (as defined in the Severance Agreements), the executive would be entitled to certain benefits. Messrs. Carlson, Wallin and Brenner would be entitled to receive an immediate lump sum payment in an amount equal to 2.5 times the sum of (i) such executive’s then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason), (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (iii) the taxable value of the benefit of a Company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination. Messrs. Jonzon and Patring would be entitled to receive an immediate lump sum payment in an amount equal to 2.5 times the sum of (i) such executive’s then-current annual salary, (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, the annual bonus for the most recent fiscal year, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (iii) the taxable value of the benefit of a Company car and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination.

In addition, upon the executive’s death, disability or involuntary termination of employment, or upon the occurrence of a change of control, any outstanding options and RSUs held by the executive would become fully vested and the restrictions applicable to any restricted stock would lapse.

Mr. Patring will retire during the first half of 2010. Under the terms of his employment and severance agreements his retirement does not entitle Mr. Patring to any termination or change of control payments.

Additionally, Ms. Fredriksson’s employment with the Company terminated on July 31, 2009 and, accordingly, she is no longer party to an employment agreement with the Company and is no longer entitled to severance or other payments. Ms. Fredriksson did not receive any payments in connection with her termination of employment.

The following tables set forth the current value of the payments and benefits described above to each of our named executive officers upon a qualifying termination, change in control and death or disability. The amounts shown assume that the triggering events occurred on December 31, 2009. For the purpose of the calculations, the 2009 pension premiums for each named executive officer have been used.

Jan Carlson
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment	$0	$1,343,611	$0	$3,359,027	$0

Estimated value of continuing salary/annual incentive payments during requisite notice period pursuant to employment agreement	$882,353	$1,323,529	$0	$0	$0

Salary differential payments in consideration for noncompetition with the Company(1)	$529,412	$0	$0	$0	$0

Continuing health, welfare and retirement benefits(2)	$308,824	$463,235	$0	$0	$0

Value of accelerated vesting equity(3)	$0	$777,618	$3,267,818	$3,267,818	$3,267,818

Value of company car	$16,162	$24,243	$0	$0	$0

Total	$1,736,750	$3,932,237	$3,267,818	$6,626,845	$3,267,818

Mats Wallin
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment	$0	$572,345	$0	$1,430,863	$0

Estimated value of continuing salary/annual incentive payments during requisite notice period pursuant to employment agreement	$207,353	$622,059	$0	$0	$0

Salary differential payments in consideration for noncompetition with the Company(1)	$248,824	$0	$0	$0	$0

Continuing health, welfare and retirement benefits(2)	$62,206	$186,618	$0	$0	$0

Value of accelerated vesting equity(3)	$0	$38,287	$193,924	$193,924	$193,924

Value of company car	$6,290	$18,871	$0	$0	$0

Total	$524,673	$1,438,179	$193,924	$1,624,787	$193,924

Halvar Jonzon
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment	$0	$673,804	$0	$1,684,511	$0

Estimated value of continuing salary/annual incentive payments during requisite notice period pursuant to employment agreement	$175,000	$525,000	$0	$0	$0

Salary differential payments in consideration for noncompetition with the Company(1)	$210,000	$0	$0	$0	$0

Continuing health, welfare and retirement benefits(2)	$134,016	$158,320	$0	$0	$0

Value of accelerated vesting equity(3)	$0	$166,242	$788,792	$788,792	$788,792

Value of company car	$7,852	$23,556	$0	$0	$0

Total	$526,868	$1,546,923	$788,792	$2,473,303	$788,792

Hans-Göran Patring
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment	$0	$411,187	$0	$1,027,968	$0

Estimated value of continuing salary/annual incentive payments during requisite notice period pursuant to employment agreement	$175,735	$527,206	$0	$0	$0

Salary differential payments in consideration for noncompetition with the Company(1)	$210,882	$0	$0	$0	$0

Continuing health, welfare and retirement benefits(2)	$0	$0	$0	$0	$0

Value of accelerated vesting equity(3)	$0	$166,242	$788,792	$788,792	$788,792

Value of company car	$10,368	$31,103	$0	$0	$0

Total	$396,985	$1,135,738	$788,792	$1,816,761	$788,792

Günter Brenner
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment	$0	$884,464	$0	$2,111,160	$0
Estimated value of continuing salary/annual incentive payments during requisite notice period pursuant to employment agreement	$292,857	$585,714	$0	$0	$0
Salary differential payments in consideration for noncompetition with the Company(1)	$351,429	$0	$0	$0	$0
Continuing health, welfare and retirement benefits(2)	$87,857	$175,714	$0	$0	$0
Value of accelerated vesting equity(3)	$0	$0	$664,039	$664,039	$664,039
Value of company car	$16,900	$33,800	$0	$0	$0

Total	$749,043	$1,639,693	$664,039	$2,775,199	$664,039

The following footnotes apply to each of the tables above:

(1)	Reflects a monthly payment of 60 percent of the monthly gross salary earned as of the date of the executive’s employment termination, multiplied by 12, which is the maximum amount available to the executive pursuant to the terms of his employment agreement.

(2)	The Company contributes to the executive’s defined contribution plan up to the final employment date. These payments range between 30% and 35% of base salary. The defined benefit plans accrue value up to the final employment date. Assumptions used to calculate the defined benefit values are as follows: discount rate: 4.00%; salary increase: 3.50%; inflation/pension indexation: 2.00%; income base amount increase: 3.00% Mortality table: FFFS 2007:31.

(3)	Reflects the value of unvested options and RSUs that vest upon the designated event, based on the $43.36 closing price for our common stock on December 31, 2009. For the purpose of this calculation, outstanding options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

DIRECTOR COMPENSATION

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or Board committees. Non-employee directors are paid a retainer of $160,000 per year, while the Chairman of the Board is paid a retainer of $320,000 per year. In addition, the Lead Director is paid an annual retainer of $25,000; the Chairman of the Compensation Committee is paid an annual retainer of $10,000; the Chairman of the Nominating and Corporate Governance Committee is paid an annual retainer of $5,000; and the Chairman of the Audit Committee is paid an annual retainer of $20,000.

Non-employee directors can elect to defer payment of a pre-determined percentage of their compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2009, none of the directors elected to defer any of their compensation.

Director Compensation Table

The following table sets forth the compensation that our non-employee directors earned during the year ended December 31, 2009 for services rendered as members of our Board:

Name	Fees Earned Or Paid in Cash ($)	Total ($)
Robert W. Alspaugh	180,000	180,000
Sune Carlsson	160,000	160,000
William E. Johnston Jr.(1)	127,333	127,333
Walter Kunerth	160,000	160,000
George A. Lorch	160,000	160,000
Lars Nyberg	160,000	160,000
James M. Ringler	170,000	170,000
Kazuhiko Sakamoto	160,000	160,000
S. Jay Stewart	190,000	190,000
Per Welin	56,000	56,000
Lars Westerberg(2)	320,000	320,000
Wolfgang Ziebart	160,000	160,000

(1)	William E. Johnston Jr., passed away after a period of illness on October 17, 2009.

(2)	This amount excludes the pension that Mr. Westerberg is paid for his past service as the Chief Executive Officer of the Company. Under Mr. Westerberg’s pension plan he was allowed to retire at the age of 60 with pension benefits amounting to 70% of base salary at retirement until the age of 65 and amounting to 50% of base salary after the age of 65. Under this pension arrangement, Mr. Westerberg was paid $669,152 in 2009.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young AB as the independent accounting firm for the Company’s fiscal year ending December 31, 2010. The committee has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the 2010 Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company’s Certificate of Incorporation or By-Laws, the Audit Committee and management believes that such ratification is desirable. In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment, the Audit Committee will consider that fact when it selects independent auditors for the following year.

Ernst & Young AB has been the independent accounting firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 2009 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of Ernst & Young AB will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB

AS THE COMPANY’S INDEPENDENT AUDITORS

Audit Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2009 and 2008, including the reviews of the financial statements included in the Company’s Forms 10-K for those fiscal years, were $7,279,000 and $7,957,000 respectively.

Audit-Related Fees

The aggregate fees billed by Ernst & Young AB for audit-related services for the fiscal years ended December 31, 2009 and 2008 were $113,000 and $151,000 respectively. Services for Audit-Related Fees consisted mainly of reviews of benefit plans.

Tax Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2009 and 2008 were $6,000 and $0, respectively.

Audit, Audit-Related, and Tax Fees are calculated in accordance with Autoliv’s average exchange rates for 2009 or 2008, as applicable.

All Other Fees

Ernst & Young AB billed no fees related to any other services for the fiscal years ended December 31, 2009 and 2008.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit Committee has considered the audit, audit-related, tax and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit Committee pre-approved all such services in 2009.

ITEM 3

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

For business to be properly brought before an annual stockholders meeting by a stockholder, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association. No such notices were received for the 2010 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy form confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers of the Company and persons who hold more than ten percent of the Company’s common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2009, the Section 16(a) filing requirements were complied with by all Reporting Persons during and with respect to the year except (i) Mr. Brenner’s initial long-term incentive award granted in connection with the commencement of his employment with the Company was not reported on a timely-filed Form 4, but such award was subsequently reported on Form 4 and all transactions are reflected in this Proxy Statement and (ii) Veronica Eriksson’s grant of stock options in June of 2002 was not reported on a timely-filed Form 3, but such award was subsequently reported on an amendment to her Form 3 and all transactions are reflected in this proxy statement.

Stockholder Proposals for 2011 Annual Meeting

Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2011 Annual Stockholders Meeting must be received by us on or before November 23, 2010 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2011 Annual Stockholders Meeting.

Proposals Pursuant to our By-Laws. Under our By-Laws, in order to bring any business before the stockholders at the 2011 Annual Stockholders Meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary no earlier than the close of business on February 5, 2011 and no later than the close of business on March 7, 2011.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, and (d) any material interest of the stockholder in such business.

Nominations Pursuant to our By-Laws. Under our By-Laws, in order to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of such By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association.

By Order of the Board

Lars Sjöbring

Vice President for Legal Affairs,

General Counsel and Secretary

March 23, 2010

Stockholm, Sweden

Autoliv, Inc. Box 70381, SE-107 24 Stockholm, Sweden

World Trade Center, Klarabergsviadukten 70, Section E

Tel: +46 8 587 206 00; Fax +46 8 24 44 93

Company Website: www.autoliv.com

Investor relations:

Sweden Tel: +46 8 587 206 23; Fax +46 8 24 44 93

U.S. Tel: +1 (248) 475 0427; Fax +1 (801) 625 667

Autoliv

IMPORTANT ANNUAL STOCKHOLDERS’ MEETING INFORMATION — YOUR VOTE COUNTS!

Stockholder Meeting Notice & Admission Ticket

Important Notice Regarding the Availability of Proxy Materials for the

Autoliv, Inc. Stockholder Meeting to be Held on May 6, 2010

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/ALV.

Step 2: Click the View button(s) to access the proxy materials.

Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 26, 2010 to facilitate timely delivery.

Stockholder Meeting Notice & Admission Ticket

Autoliv, Inc.’s Annual Meeting of Stockholders will be held on May 6, 2010 at the Four Seasons Hotel,

120 East Delaware Place, Chicago, Illinois 60611, USA, at 9:00 a.m. Local Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

1. Election of four directors to the Board of Directors for a term of office expiring on the date of the 2013 Annual Meeting of Stockholders:

Robert W. Alspaugh	Walter Kunerth
Lars Nyberg	Lars Westerberg

2. Approval of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2010.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice and identification with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

E-mail copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the numbers in the shaded bar on the reverse side when requesting a set of proxy materials.

Internet – Go to www.envisionreports.com/ALV. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting and you can submit a preference to receive a paper copy for future meetings.

Email – Send an email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the reverse and state that you want to receive a paper copy of current meeting materials.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 26, 2010.

Autoliv

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 6, 2010.

Vote by Internet
		•	Log on to the Internet and go to
www.envisionreports.com/ALV
		•	Follow the steps outlined on the secure website.

Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US Territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message.

  Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A.	Proposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2

1.	Election of Directors	For	Withhold		For	Withhold		For	Withhold

	01 - Robert W. Alspaugh	☐	☐	02 - Walter Kunerth	☐	☐	03 - Lars Nyberg	☐	☐

	04 - Lars Westerberg	☐	☐

		For	Against	Abstain
2.	Approval of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2010.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any

adjournment or postponement thereof to the extent permitted by applicable law and the listing requirements of the New York Stock

Exchange.

B.	Non-Voting Items

Change of Address — Please print new address below

C.	Authorized Signatures – This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Autoliv

Dear Stockholder:

Stockholders of Autoliv, Inc. can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include:

Vote by Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast by Internet up until 9:00 a.m. Eastern Time on the day of the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Among the services offered through Account Access, dividend payment histories can be viewed, address changes requested, tax identification numbers certified and Direct Deposit requested.

Direct Deposit of Dividends

Autoliv encourages stockholders to authorize the electronic deposit of the quarterly dividends payments directly into their checking or savings account. To enroll, please mail your request along with a copy of your voided check to Computershare at the address noted below, or logon to your account at www.computershare.com.

Transfer Agent Contact Information

Computershare Trust Company, N.A.	Telephone Inside the USA: (800) 446-2617
P.O. Box 43069	Telephone Outside the USA: (781) 575-2723
Providence, RI 02940-3069	TD/TTY for Hearing Impaired: (800) 952-9245

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Autoliv

  Proxy – Autoliv, Inc.

This proxy is solicited on behalf of the Board of Directors of Autoliv, Inc. for use at the Annual Meeting of Stockholders to be held May 6, 2010 and at any adjournment or postponement thereof.

The undersigned hereby revokes all proxies and appoints Jan Carlson and Lars Sjöbring, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Thursday, May 6, 2010 at 9:00 a.m. local time at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting.

In their discretion, Mr. Carlson and Mr. Sjöbring are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the election of the nominees to the Board and FOR proposal 2.

Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote.

(Continued and to be dated and signed on reverse side.)